UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APPLIED IMAGING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock of Applied Imaging Corp.

2)	Aggregate number of securities to which transaction applies:

6,522,669 shares of Common Stock, which includes 270,835 shares of Common Stock issuable by exercise of warrants, 633,468 shares of Common Stock issuable by exercise of options, and 29,773 shares of Common Stock issuable under the 2006 Employee Stock Purchase Plan

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the aggregate number of securities multiplied by $3.06 per share (proposed cash payment for each share of Common Stock). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$19,959,367

5)	Total fee paid:

$2,135.65

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Applied Imaging Corp. stockholder:

The board of directors of Applied Imaging Corp. has approved a merger combining Genetix Group plc and Applied Imaging.

If the merger is completed, holders of Applied Imaging’s common stock will receive $3.06 in cash for each share of Applied Imaging’s common stock they own.

Stockholders of Applied Imaging will be asked, at a special meeting of Applied Imaging’s stockholders, to approve the merger agreement. The board of directors of Applied Imaging has approved the merger, the merger agreement and has declared that it is in the best interests of Applied Imaging’s stockholders that Applied Imaging enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement and recommends that Applied Imaging’s stockholders adopt the merger agreement.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement is as follows:

November 15, 2006

10:00 a.m., local time

120 Baytech Drive

San Jose, California 95134

The proxy statement attached to this letter provides you with information about the special meeting of the Applied Imaging stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Applied Imaging common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

/s/ Robin Stracey
Robin Stracey
President and Chief Executive Officer
Applied Imaging Corp.

The proxy statement is dated October 10, 2006, and is first being mailed to stockholders of Applied Imaging on or about October 12, 2006.

APPLIED IMAGING CORP.

120 Baytech Drive

San Jose, California 95134

(408) 719-6400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 15, 2006

To the stockholders of Applied Imaging Corp.:

A special meeting of stockholders of Applied Imaging Corp., a Delaware corporation, will be held on Wednesday, November 15, 2006 at 10:00 a.m., local time, at Applied Imaging’s principal offices located at 120 Baytech Drive, San Jose, California 95134, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 31, 2006, among Genetix Group plc, a corporation organized under the laws of the United Kingdom, Alpine Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Genetix, and Applied Imaging Corp.; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Applied Imaging has fixed the close of business on September 28, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Applied Imaging’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Applied Imaging had outstanding and entitled to vote 5,588,593 shares of common stock. Holders of Applied Imaging’s common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 22.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Applied Imaging’s common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Robin Stracey
Robin Stracey
Applied Imaging Corp.
President and Chief Executive Officer

San Jose, California

October 10, 2006

-i-

Table of Contents (Continued)

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	OPINION OF AQUILO PARTNERS

ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW—APPRAISAL RIGHTS

-ii-

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our current filings with the SEC, including our most recent filings on Form 8-K and Form 10-Q, which discuss these and other important risk factors concerning our operations. We caution you that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect.

Risk Factors

In connection with Proposals 1 and 2, you should consider the following factors in conjunction with the other information included in this proxy statement, in addition to the risk factors detailed in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2006.

If the proposed merger with Genetix is not completed, we may be required to pay a significant termination fee which may substantially impair our cash balances.

The merger is subject to certain closing conditions, including the approval of our stockholders. There are no assurances that we will obtain such approval. In this regard, one of our significant stockholders holding in excess of 10% of our shares has publicly announced that it will vote against the merger. If the merger were not to be completed, we may be required to pay Genetix a termination fee of up to $550,000 and we will be required to pay the substantial expenses that we have incurred in connection with the proposed merger. By way of example, if our stockholders fail to approve the merger, we will be required to pay Genetix $200,000. Alternatively, if this merger were not completed because we receive a proposal from a third party superior to Genetix’s transaction and we change our recommendation to our stockholders, or because we do not hold a stockholders meeting to approve the merger by January 15, 2007, and we enter into a definitive agreement for a transaction superior to Genetix’s by January 14, 2008, we will be required to pay Genetix $550,000. As of June 30, 2006, we had cash on hand of approximately $3.3 million. The payment of a termination fee and our payment of already incurred expenses without completing the proposed merger may substantially impair our cash balances.

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers and other business partners may decide to delay, defer, or cancel purchases of our products or other business with us pending completion of the merger or termination of the merger agreement.

-iii-

In addition, while the merger is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and other partners may detract from our ability to grow revenues and achieve our corporate objectives;

•	the loss of employees who may depart due to their concern about losing their jobs following the merger;

•	we have and will continue to incur significant expenses related to the merger prior to its closing; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

These risks may adversely affect our business, revenue and results of operations.

-iv-

Questions and Answers About the Merger

Q:	What will Applied Imaging’s stockholders receive in the merger?

A:	As a result of the merger, our stockholders will receive $3.06 in cash for each share of our common stock they own. For example, if you own 100 shares of our common stock, you will receive $306.00 in cash in exchange for your Applied Imaging shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be counted at the special meeting of our stockholders.

Q:	How does Applied Imaging’s board of directors recommend I vote?

A:	At a meeting held on August 31, 2006, our board of directors approved and declared advisable the merger agreement, approved the merger and the transactions contemplated by the merger agreement, determined that the merger is consistent with and in furtherance of our long-term business strategy and fair to us and our stockholders, and in our best interests and our stockholders’ best interests, and recommended that you adopt and approve the merger agreement and the merger.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q-1

Q:	Should I send in my Applied Imaging stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $3.06 in cash for each share of our common stock. The instructions will provide that, at your election, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions.

Q:	Am I entitled to appraisal rights?

A:	Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions. These conditions are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Applied Imaging Corp.

Attn: Investor Relations

120 Baytech Drive

San Jose, California 95134

Telephone: (408) 719-6400

Q-2

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Risk Factors (Page iii)

In connection with Proposals 1 and 2, you should consider the risk factors referenced on page iii in conjunction with the other information included in this proxy statement.

The Companies (Page 9)

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134

Telephone: (408) 719-6400

Incorporated in July 1986 in California, and reincorporated in October 1996 in Delaware, we are the leading supplier of automated image capture and analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. Our systems typically consist of a brightfield and/or fluorescence microscope, a digital image capture device, a computer, a monitor, a screen, a printer, and proprietary software. Working with a cell or tissue sample on a glass slide under the microscope, our systems have the capability to find, image and analyze features of interest, then present the results as a gallery of images (plus supporting data) on a computer monitor for examination by either a researcher or a clinical professional. We are developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients through our wholly owned subsidiary Circulating Tumor Cells, Inc., or CTC. See “The Companies—Applied Imaging.”

Genetix Group plc

Queensway

New Milton

Hampshire

BH25 5NN

United Kingdom

Telephone: +44 (0)1425-624600

1

Genetix Group plc is a United Kingdom public limited company which designs, develops and manufactures automated systems, services and consumables for cell biology, proteomic and genomic research. Genetix Group plc’s products include instruments and consumables that are used in the genetic analysis of human diseases, including analysis and selection of cells for the production of therapeutic proteins. Genetix Group plc was founded in 1991. See “The Companies— Genetix.”

Alpine Merger Corporation

Queensway

New Milton

Hampshire

BH25 5NN

United Kingdom

Telephone: +44 (0)1425-624600

Alpine Merger Corporation is a Delaware corporation and a wholly owned subsidiary of Genetix. Alpine Merger Corporation was organized solely for the purpose of entering into the merger agreement with Applied Imaging and completing the merger and has not conducted any business operations. See “The Companies— Alpine Merger Corporation.”

Merger Consideration (Page 28)

If the merger is completed, you will receive $3.06 in cash in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as an Applied Imaging or Genetix stockholder. Our stockholders will receive the merger consideration after exchanging their Applied Imaging stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

See “The Merger—Merger Consideration.”

Treatment of Stock Options (Page 29)

Your stock options to purchase our common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will become fully vested in accordance with the terms of our stock option plans and canceled. In consideration for cancellation, Genetix will pay to the holder of each such canceled stock option, as soon as practicable after the effective time of the merger, a cash payment equal to the product of (1) the excess of $3.06 over the per share exercise price of such stock option, if any, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option.

Treatment of Employee Stock Purchase Plan (Page 29)

We plan to terminate our Employee Stock Purchase Plan, prior to the effective time of the proposed merger, on October 31, 2006. Any purchase rights outstanding will be exercised and converted in the merger into the right to receive $3.06 in cash.

Treatment of Warrants

At the effective time of the merger, outstanding warrants exercisable for our common stock will become exercisable for an amount equal to the excess, if any, of $3.06 over the exercise price for each share issuable upon the exercise of such warrant, multiplied by the total number of shares issuable upon the exercise in full of such warrant.

Market Price And Dividend Data (Page 6)

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “AICX.OB”. On August 31, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $2.45. On October 9, 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $3.07. See “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences Of The Merger (Page 26)

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular facts and circumstances. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons For The Merger (Page 13)

In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors described in this proxy statement.

Our board of directors has:

•	approved and declared the merger agreement advisable;

•	approved the merger and the other transactions contemplated by the merger agreement;

•	determined that the merger is consistent with and in furtherance of our long-term business strategy and fair to us and our stockholders, and in our best interests and our stockholders’ best interests; and

•	recommended that our stockholders adopt and approve the merger agreement and approve the merger.

See “The Merger—Reasons for the Merger and Board of Directors’ Recommendation.”

Opinion Of Financial Advisor (Page 15)

Aquilo Partners delivered its opinion to our board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in the opinion, that the $3.06 per share of our common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to our stockholders.

The full text of the written opinion of Aquilo Partners, dated August 31, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Our stockholders should read the opinion in its entirety. Aquilo Partners provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Aquilo Partners opinion does not constitute a recommendation as to how any holder of our common stock should vote with respect to the transaction.

The Special Meeting Of Applied Imaging’s Stockholders (Page 7)

Time, Date and Place. A special meeting of our stockholders will be held on Wednesday, November 15, 2006, at 120 Baytech Drive, San Jose, California 95134 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 28, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 5,588,593 shares of our common stock entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Share Ownership of Directors and Management. Our directors and executive officers and their affiliates own approximately 1% of the shares entitled to vote at the special meeting.

See “The Special Meeting.”

Interests Of Applied Imaging’s Directors And Management In The Merger (Page 21)

When considering the recommendation by our board of directors, you should be aware that a number of our officers and directors have interests in the merger that are different from yours, including, among others:

•	certain of our officers will be entitled to severance and other special payments in connection with the merger;

•	certain of our directors will be entitled to special payments in connection with the merger;

•	certain of our directors and officers will have the vesting of options accelerated in connection with the merger; and

•	certain indemnification and insurance arrangements for our current and former directors and officers will be continued if the merger is completed.

See “The Merger—Interests of Applied Imaging’s Directors and Management in the Merger.”

Conditions To The Completion Of The Merger (Page 36)

The parties’ obligations to effect the merger are subject to the satisfaction or waiver of various conditions. Among other conditions, Genetix and we are obligated to effect the merger only if we receive approval of the merger by a majority of our stockholders. Neither party is obligated to effect the merger unless the other party’s representations and warranties are true and correct and the other party has performed its obligations under the merger agreement prior to the closing of the merger.

See “The Merger Agreement—Conditions to the Merger.”

Termination Of The Merger Agreement (Page 37)

Genetix and we can terminate the merger agreement under specified circumstances set forth in the merger agreement.

See “The Merger Agreement—Termination of the Merger Agreement.”

Limitation On Considering Other Acquisition Proposals (Page 31)

We have agreed we will not, and will not permit any of our subsidiaries to, and will not authorize or permit any of our directors or officers or any of our subsidiaries or any of our or their investment bankers, attorneys, accountants or other advisors to, directly or indirectly:

•	solicit, initiate or encourage, or take any other action knowingly to facilitate, any takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Genetix or its representatives) any information with respect to any takeover proposal.

At any time prior to obtaining the stockholder approval, our board of directors may nevertheless in response to an unsolicited bona fide written takeover proposal that is not obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our board of directors determines in good faith is or is reasonably likely to lead to a superior proposal (i) furnish to the person making the takeover proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are equivalent to the terms of the confidentiality agreement that we and Genetix have executed in connection with the merger and also furnish that information to Genetix on a prior to or concurrent basis and (ii) participate in discussions or negotiations with the person making the takeover proposal regarding the takeover proposal.

See “The Merger Agreement—Covenants.”

Expenses And Termination Fees (Page 38)

The merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses. The merger agreement requires, however, that we pay Genetix a termination fee of up to $550,000 in the event the merger agreement is terminated under certain circumstances.

See “The Merger Agreement—Termination Fee.”

Appraisal Rights (Page 22)

Our stockholders have the right under Delaware law to dissent from the approval of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to our non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting Applied Imaging stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. You are encouraged to read these provisions carefully and in their entirety. See “The Merger—Appraisal Rights.”

Market Price And Dividend Data

Our common stock is included in the Over-the-Counter Bulletin Board under the symbol “AICX.OB”. Prior to January 25, 2006, our stock traded on the Nasdaq Capital Market under the symbol “AICX.” This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on the Over-the-Counter Bulletin Board and the Nasdaq Capital Market, as applicable. The amounts shown in the following table have been adjusted to reflect a 1-for-4 reverse stock split of our common stock effected on May 20, 2005. The over-the-counter market quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions.

	Applied Imaging Common Stock
	Low	High
Year ended December 31, 2004
Fourth Quarter	$1.44	$3.48
Year ended December 31, 2005
First Quarter	1.80	4.72
Second Quarter	1.12	2.72
Third Quarter	1.30	3.25
Fourth Quarter	0.84	1.75
Year ended December 31, 2006
First Quarter	1.28	2.24
Second Quarter	1.62	2.10
Third Quarter	1.55	3.20
Fourth Quarter (through October 9, 2006)	3.05	3.07

The following table sets forth the closing per share sales price of our common stock, as reported on The Over-the-Counter Bulletin Board on August 31, 2006, the last full trading day before the public announcement of the proposed merger, and on October 9, 2006, the latest practicable trading day before the printing of this proxy statement:

Applied Imaging Common Stock Closing Price
August 31, 2006	$2.45
October 9, 2006	$3.07

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time And Place

We will hold the special meeting at our offices located at 120 Baytech Drive, San Jose, California 95134, at 10:00 A.M., local time, on November 15, 2006.

Purpose Of Special Meeting

At the special meeting, we will ask holders of our common stock to adopt the merger agreement. Our board of directors has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, has declared that it is in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement and recommends that our stockholders vote “for” the adoption of the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on September 28, 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 5,588,593 shares of our common stock were issued and outstanding and held by approximately 114 holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

Voting By Applied Imaging’s Directors, Executive Officers And Certain Stockholders

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote 63,754 shares of our common stock, which represented approximately 1% of the shares of our common stock outstanding on that date.

Voting Of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an Applied Imaging stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability Of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with the Secretary of Applied Imaging a duly executed revocation of proxy;

•	submitting a duly executed proxy to the Secretary of Applied Imaging bearing a later date; or

•	appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation Of Proxies

All costs of solicitation of proxies will be borne by us. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

THE COMPANIES

Applied Imaging

We are the leading supplier of automated image capture and analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer laboratories. We develop, manufacture, and market automated image capture and analysis systems for use in cytogenetics laboratories for prenatal testing and chromosomal analysis, and in pathology laboratories for cancer research and diagnostics.

•	Our CytoVision, PowerGene and QUIPS systems are widely utilized in cytogenetics laboratories because of their ability to analyze human chromosome preparations using powerful software classification algorithms and a specialized user interface. These systems also incorporate the capability to analyze and record images produced by advanced genetic research assays that employ fluorescent in-situ hybridization, a technique to detect chromosomal changes in cells using fluorescent-tagged DNA segments, or comparative genomic hybridization techniques to measure the amount of a given genetic sequence in a cell.

•	Our Ariol and SPOT systems are used for cancer research and to assist in cancer diagnostics. The Ariol, launched in 2002, is a high-throughput system designed to automate and standardize the analysis of immunohistochemistry and fluorescent in-situ hybridization test results. Applications include detection of micrometastatic cancer cells that may be found in bone marrow and other clinical samples, sentinel lymph node analysis, tissue microarray, microvessel density quantification (angiogenesis) and immunofluorescence. The SPOT, also launched in 2002, automatically detects and counts fluorescent-labeled DNA probe signals in cells. This system is designed for a range of applications, one of which is to assist in the detection of specific genetic abnormalities that identify which patients may respond to new molecularly targeted therapies. Another important application is for chromosome X and chromosome Y analysis for evaluation of engraftment success in sex-mismatched bone marrow transplants.

•	Our circulating tumor cell initiative involves the development of a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients.

We were incorporated in California in July 1986, and reincorporated in Delaware in October 1996. Our principal executive offices are located at 120 Baytech Drive, San Jose, California 95134, and our telephone number is (408) 719-6400. We have additional facilities in the United Kingdom. Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 41.

Genetix

Genetix Group plc is a United Kingdom public limited company which designs, develops and manufactures automated systems, services and consumables for cell biology, proteomic and genomic research. Genetix’s products include instruments and consumables that are used in the genetic analysis of human diseases, including analysis and selection of cells for the production of therapeutic proteins.

Genetix was incorporated in New Milton, England in 1991. Genetix’s principal executive offices are located at Queensway, New Milton, Hampshire BH25 5NN, United Kingdom. Genetix’s telephone number is +44(0) 1425 624600. Genetix has additional offices in Boston, Massachusetts and Munich, Germany. See “Where You Can Find More Information” on page 41.

Genetix maintains a website at http://www.genetix.com. Genetix was admitted to the Official List of the London Stock Exchange on November 29, 2000 and subsequently moved to the Alternative Investment Market of the London Stock Exchange on June 2, 2006. Genetix’s ticker symbol is GTX(L). Statutory information regarding Genetix is contained in its filings with the Registrar of Companies for England and Wales, Companies House, Crown Way, Maindy, Cardiff CF14 3UZ, United Kingdom or at http://www.companieshouse.gov.uk.

Alpine Merger Corporation

Alpine Merger Corporation is a Delaware corporation and a wholly owned subsidiary of Genetix. Alpine Merger Corporation was organized solely for the purpose of entering into the merger agreement with Applied Imaging and completing the merger and has not conducted any business operations.

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this proxy statement.

Background of the Merger

At a meeting of our board of directors on November 17, 2005, after a review of our business prospects and financial condition, and the consideration of a number of factors, including the increasing cost to continue operations as a public company in the current environment, and the substantial capital requirements to further develop our circulating tumor cell initiative, our board instructed management to actively explore all viable strategic options, including raising additional funds or pursuing a sale of the company.

Following the November 17, 2005 board meeting, our management met with various investment bankers to discuss various strategic options. On December 21, 2005, the board determined to engage Aquilo Partners as our financial advisor to pursue all viable strategic options.

On January 23, 2006, we publicly announced that we were proactively exploring strategic options aimed at ensuring that we maximize stockholder value.

On January 26, 2006, we publicly announced that we had retained Aquilo Partners as our financial advisor to assist us in this endeavor.

Following our formal engagement of Aquilo Partners as our financial advisor, and over the course of the next several months, Aquilo Partners contacted over 60 financial and strategic parties regarding their potential interest in entering into a transaction with us. Throughout this period, our board of directors was updated on the status of the various discussions during frequent board meetings and in discussions between individual directors and members of management.

In early 2006, Genetix became aware of our exploration of strategic options through a review of our public announcements. In late April 2006, Mark Reid, Genetix’s Chief Executive Officer, phoned Robin Stracey, our Chief Executive Officer, and expressed an interest in a potential transaction with us. Mr. Stracey put Mr. Reid in contact with Aquilo Partners.

On May 11, 2006, Robin Stracey met in London with Mark Reid and Andrew Kellett, Genetix’s Chief Financial Officer. At that time, the parties discussed their respective businesses and potential synergies from a combination.

On May 17, 2006, Genetix executed a confidentiality agreement with us.

On May 25, 2006, Genetix delivered a written indication of interest in acquiring us for $14 million to $17 million to Aquilo Partners.

On May 31, 2006, our board of directors held a meeting in which Aquilo Partners presented three preliminary indications of interests, including one from Genetix. Of the three indications of interests, discussions with the two other interested parties did not constitute proposals that we deemed to be equivalent or superior to the offer from Genetix.

From June 12 to 13, 2006, Genetix came to our offices in San Jose to perform substantive diligence.

On June 27, 2006, Genetix came to our offices in Newcastle in the United Kingdom to perform substantive diligence.

In early July 2006, we provided a draft merger agreement to Genetix and commenced negotiations on the draft agreement.

On July 21, 2006, Genetix delivered a draft exclusivity agreement pursuant to which Genetix would require us to negotiate exclusively with them.

On July 24, 2006, Genetix provided a revised indication of interest and a revised draft of the exclusivity agreement. In its indication of interest, Genetix’s offer was for $3.10 per share, which Genetix indicated reflected a value to stockholders of $18.6 million, after additional payment by Genetix of certain transaction-related costs. We were asked to execute the exclusivity agreement by August 3, 2006, Genetix’s next diligence visit.

On July 26, 2006, our board of directors met telephonically to discuss the ongoing interactions with Genetix and the execution of Genetix’s proposed exclusivity agreement.

After further diligence on the expenses related to a transaction with us and our available cash, Genetix revised its offer to $3.03 per share, which Genetix indicated reflected a value to stockholders of $18.1 million.

On August 2, 2006, representatives of Genetix conducted further diligence on our operations in San Jose.

On August 3, 2006, a third party, or Company A, that Aquilo Partners had contacted earlier in the process and that had met with us on more than one occasion, sent us a letter indicating an interest in making an offer and proceeding with diligence in order to acquire us. The letter did not discuss any financial terms. Later that day, our board of directors met telephonically to discuss the letter and the proposed exclusivity agreement with Genetix. Our board discussed the alternatives, risks and the relative readiness of the parties in proceeding with a transaction. Our board determined that due to the preliminary nature of Company A’s letter, the substantial progress Genetix had made to date, the possibility of losing the Genetix offer if negotiations were delayed, and the likelihood of consummating a satisfactory transaction with Genetix, we should proceed with exclusive negotiations with Genetix and execute the exclusivity agreement.

Later in the day on August 3, 2006, after the conclusion of the board meeting, we executed an exclusivity agreement with Genetix requiring us to negotiate exclusively with Genetix until September 1, 2006.

On August 11, 2006, Company A delivered an unsolicited non-binding proposal to acquire all of our issued and outstanding capital stock. The proposal specified that the purchase price for the company would be not less than $19 million and not more than $23 million in cash, less unspecified transaction costs, and that the proposal and the price were subject to the satisfactory completion of due diligence.

On August 15, 2006, we notified Genetix of the material terms of the unsolicited proposal as required by the exclusivity agreement.

On August 17, 2006, our board of directors met telephonically with representatives of Aquilo Partners and our outside legal counsel. Aquilo Partners presented a detailed analysis comparing Company A’s and Genetix’s proposals from a financial point of view and the remaining conditions to be satisfied before each acquirer would be prepared to proceed with a transaction. Aquilo Partners noted that while Company A’s proposal could result in consideration payable to us of up to $23 million, Company A’s proposal did not account for the substantial transaction expenses that we may have to pay. Since Genetix’s proposal reflected the payment by Genetix of a substantial portion of our transaction expenses, the aggregate consideration payable under Genetix’s proposal could be comparable to Company A’s proposal. After considering Aquilo Partners’ analysis that the two proposals could be financially comparable, the conditions of Company A’s proposal, including the need for Company A to undertake substantial diligence, and the need to comply with our obligations under the exclusivity agreement, our board determined to continue negotiations with Genetix.

On August 26, 2006, after further negotiations between Mr. Stracey and Mr. Reid, the parties agreed to the final price of $3.06 per share, which Genetix indicated reflected a value to stockholders of $18.3 million, after additional payment by Genetix of certain transaction-related costs.

On August 29, 2006 and August 30, 2006, we negotiated the final terms of the merger agreement with Genetix.

On August 31, 2006, our board of directors met telephonically. The Board and its advisors discussed the terms of the proposed merger agreement with Genetix, a draft of which had been provided to the Board in advance of the meeting. The Board and its advisors also discussed officer and director voting agreements and the other documents that would be executed and delivered in connection with the transaction. Representatives of Aquilo Partners made a financial presentation regarding the proposed acquisition by Genetix. At the conclusion of the financial presentation, Aquilo Partners provided the Board with its oral opinion (subsequently confirmed in writing) that, based upon and subject to the various assumptions and limitations set forth in its opinion (the full text of this opinion is attached as Annex B to the proxy statement), as of August 31, 2006, the consideration to be paid to the holders of our common stock in the merger was fair, from a financial point of view, to our stockholders. After extensive discussion and deliberation, our board of directors approved and declared the merger agreement advisable, approved the merger and the other transactions contemplated by the merger agreement, determined that the merger is consistent with and in furtherance of our long-term business strategy and fair to us and our stockholders, in our best interests, and our stockholders’ best interests and recommended that our stockholders adopt and approve the merger agreement and approve the merger.

On August 31, 2006, the parties executed the merger agreement. On September 1, 2006, each of the parties issued a press release announcing the execution of the merger agreement.

Material Subsequent Developments

On September 8, 2006, Company A reaffirmed its interest in a transaction with us upon the terms specified in its August 11, 2006 letter.

On that same day, our board of directors met telephonically. After consultation with Aquilo Partners, our board determined that this alternate proposal could reasonably be expected to result in a proposal superior to that of Genetix’s proposal. As permitted by the executed merger agreement and as required by Delaware law, our board determined that we should engage in discussions with and provide information to Company A to facilitate a proposal that may provide the best price for our stockholders.

On September 9, 2006, we notified Genetix of the September 8, 2006 Company A correspondence as required under the merger agreement and indicated our intent to engage in discussions with and to provide information to Company A.

Since September 15, 2006, representatives of Company A have been conducting diligence on our operations.

On October 6, 2006, we received a letter from Company A further clarifying its intentions. In its letter, which has no binding effect, Company A indicated that it expects to present an offer to acquire our issued and outstanding stock at $3.35 per share (plus an equivalent net value per share for issued and outstanding warrants and options) by October 13, 2006; that it will pay at closing fees and expenses that we incur in connection with a merger transaction, provided that the cost of a supplemental fairness opinion and other unanticipated costs will reduce the consideration payable, and that it anticipates that its definitive agreement will be in substantially the form of Genetix’s merger agreement, except for the addition of a right for Company A to terminate such definitive agreement upon assertion of appraisal rights by more than 13% of our stockholders, and the addition of a closing condition that substantially all of the key employees identified by Company A shall agree to continue employment with the surviving company. Following receipt of this letter, we asked Company A to remove the foregoing conditions from its offer and to provide additional consideration. Company A has indicated a willingness to consider these points.

On October 6, 2006, we notified Genetix of the October 6, 2006 Company A correspondence as required under the merger agreement.

Reasons For The Merger And Board Of Directors’ Recommendation

Reasons for the Merger. In the course of reaching its decision to approve and adopt the merger and the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the delisting of our common stock from the Nasdaq Capital Market in January 2006 and the potentially reduced liquidity for our stock;

•	the increasing cost to continue operations as a public company in the current environment;

•	the substantial capital requirements to further develop our circulating tumor cell initiative, and the likely dilution to our stockholders if additional funds were sought;

•	our business and financial prospects if we were to remain an independent company, risks of personnel retention and the weak and uncertain current and anticipated worldwide economic environment;

•	the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any such alternatives, and our board of directors’ assessment that the merger with Genetix presented a superior opportunity to such alternatives;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock;

•	our financial condition, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives; and

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $3.06 per share to be paid as the consideration in the merger represents a premium of approximately 72% over the 30-day trailing average of $1.775 per share, and a premium of approximately 25% over the $2.45 closing sale price for our common stock on the Over-the-Counter Bulletin Board on August 31, 2006, the last trading day prior to the public announcement of the execution of the merger agreement;

•	the financial presentation of Aquilo Partners on August 31, 2006 and the opinion of Aquilo Partners delivered on August 31, 2006 to our board of directors to the effect that, based upon and subject to the matters set forth in that opinion, the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view (the full text of this opinion which sets forth the assumptions made, matters considered and limitations on the review undertaken by Aquilo Partners in connection with the opinion is attached as Annex B to the proxy statement);

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Genetix;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals (as described below in “The Merger Agreement—Covenants”) that our board of directors determines in good faith constitute or are reasonably likely to lead to superior proposals, and we may terminate the merger agreement under certain circumstances to enter into a superior proposal (as described below in “The Merger Agreement—Covenants”).

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our employees, customers and partners and the expected effect of the merger on our existing relationships with third parties;

•	the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger in that event on our sales, operating results and stock price and our ability to retain key management and personnel;

•	our stockholders would not benefit from any future increase in our value;

•	the conditions to Genetix’s obligation to complete the merger and the right of Genetix to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Applied Imaging generally as described in “The Merger—Interests of Applied Imaging’s Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors Recommendation. After careful consideration, our board of directors has approved and has declared the merger agreement advisable, has approved the merger and the other transactions contemplated by the merger agreement, has determined that the merger is consistent with and in furtherance of our long-term business strategy and fair to us and our stockholders, and in our best interests and our stockholders’ best interests and has recommended that our stockholders adopt and approve the merger agreement and approve the merger.

Opinion of Financial Advisor

Aquilo Partners has acted as financial advisor to our board of directors with respect to the merger. In connection with Aquilo Partners’ engagement as financial advisor, our board requested that Aquilo Partners evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holder of our common stock. On August 31, 2006, Aquilo Partners delivered its oral opinion, subsequently confirmed in writing, to our board to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the merger consideration to be received by the holders of our common stock was fair from a financial point of view, to the holder of our common stock.

The summary of the written opinion of Aquilo Partners in this proxy statement is qualified in its entirety by reference to the full text of the written opinion of Aquilo Partners, dated August 31, 2006, attached to this proxy statement as Annex B. You are urged to, and should, read the written opinion of Aquilo Partners carefully and in its entirety. The written opinion of Aquilo Partners addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holder of our common stock as of the date of the written opinion of Aquilo Partners. The opinion does not address the merits of our underlying decision to engage in the merger and does not constitute a recommendation to any stockholder as to how a stockholder should vote or act on the merger or any matter relating thereto.

In arriving at its opinion, Aquilo Partners, among other things:

•	reviewed the merger agreement and certain related agreements each dated as of August 31, 2006;

•	reviewed certain publicly available business and financial information relating to Genetix and us;

•	reviewed certain other information relating to Genetix and us, including financial forecasts relating to us, provided to or discussed with Aquilo Partners by us and has discussed with our management the business and our prospects;

•	considered certain financial and stock market data of ours and compared that data with similar data for other publicly held companies in businesses that Aquilo Partners deemed similar to ours;

•	considered, to the extent publicly available, the financial terms of certain other similar business combinations;

•	reviewed our projected cash burn rate and availability of capital, which was prepared and provided to Aquilo Partners by our management; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Aquilo Partners deemed relevant.

In connection with its review, Aquilo Partners did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to our financial forecasts that Aquilo Partners reviewed, Aquilo Partners was advised by our management, and Aquilo Partners assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance.

Aquilo Partners also assumed, with our consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us or on the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Aquilo Partners was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Applied Imaging or Genetix, nor has Aquilo Partners been furnished with any such evaluations or appraisals. Aquilo Partners’ opinion addresses only the fairness, from a financial point of view, of the merger consideration to the holders of our common stock and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Aquilo Partners’ opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Aquilo Partners’ opinion. The Aquilo Partners’ opinion does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address our underlying business decision to proceed with the merger.

In preparing its opinion, Aquilo Partners performed a number of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Aquilo Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. No company or transaction used in the analyses performed by Aquilo Partners as a comparison is identical to Applied Imaging or the contemplated merger. In addition, Aquilo Partners may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Aquilo Partners’ view of the actual value of Applied Imaging. The analyses performed by Aquilo Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Aquilo Partners’ analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of Applied Imaging common stock and were provided to Applied Imaging in connection with the delivery of Aquilo Partners’ opinion.

At a board meeting held on August 31, 2006, Aquilo Partners presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following is a summary of the material financial analyses performed by Aquilo Partners in arriving at its opinion. Certain of the following summaries of financial analyses include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Aquilo Partners, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Implied Transactional Statistics. Aquilo Partners calculated enterprise values, calculated as equity value minus cash and short term investments plus debt, implied by the equity consideration of $18.3 million as of different dates. As of June 30, 2006, we had approximately $2.6 million in net cash ($3.3 million in cash less $0.7 million in debt), resulting in an implied enterprise value of $15.7 million as of June 30. Based on guidance from our management, Aquilo Partners assumed that we would have $2.6 million in net cash at September 30, 2006, resulting in an implied enterprise value of $15.7 million as of September 30, and $2.2 million in net cash at December 31, 2006, resulting in an implied enterprise value of $16.1 million as of December 31.

Comparable Public Company Analysis. Using publicly available information, Aquilo Partners compared selected financial information about us with that of other public healthcare technology companies listed on a major exchange and the Over-The-Counter Bulletin Board. Aquilo Partners considered the following companies listed on a major exchange:

Accelrys, Inc.	IVAX Diagnostics, Inc.
Clarient, Inc.	Orchid Cellmark Inc.
Clinical Data, Inc.	Sequenom, Inc.
E-Z-EM, Inc.	Stratagene Corporation
Gene Logic Inc.	Transgenomic, Inc.
Genetix Group plc	Tripos, Inc.
Harvard Bioscience, Inc.

For these companies, Aquilo Partners reviewed enterprise value revenue multiples, calculated as enterprise value divided by trailing twelve month revenue. Values were based on closing stock prices on August 30, 2006. From the multiples calculated for these selected comparable companies, Aquilo Partners applied a range of multiples to our trailing twelve month revenue of -0.1x to 2.4x. This analysis implied a range of enterprise values for us of -$2.0 million to $48.5 million.

Because Applied Imaging is listed on the Over-the-Counter Bulletin Board, Aquilo Partners also considered the following companies listed on the Over-the-Counter Bulletin Board:

Comprehensive Care Corporation	Pharsight Corporation
MFIC Corporation	VantageMed Corporation
Miracor Diagnostics, Inc.	Vasomedical, Inc.
New York Health Care, Inc.

For these companies, Aquilo Partners reviewed enterprise value revenue multiples, calculated as enterprise value divided by trailing twelve month revenue. Values were based on closing stock prices on August 30, 2006. From the multiples calculated for these selected comparable companies, Aquilo Partners applied a range of 0.3x to 1.3x to our trailing twelve month revenue and calculated a range of implied enterprise values for us of $6.1 million to $26.2 million.

Although the comparable companies were used for comparison purposes, none of those companies is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and us.

Comparable Transaction Analysis. Using publicly available information, Aquilo Partners reviewed several financial metrics from the following eight selected transactions in the healthcare technology industry since January 1, 2002:

Target	Acquirer
• Argonaut Technologies, Inc.	• Biotage AB
• Drew Scientific Group PLC	• Escalon Medical Corp.
• Genomic Solutions Inc.	• Harvard Bioscience, Inc.
• Gish Biomedical, Inc.	• CardioTech International, Inc.
• Hycor Biomedical Inc.	• Stratagene Corporation
• Icoria, Inc.	• Clinical Data, Inc.
• InforMax, Inc	• Invitrogen Corporation
• International BioProducts Inc.	• Biotrace International Plc

Aquilo Partners calculated the enterprise value multiples for the selected precedent transactions based on trailing twelve month revenue. The derived multiple range of -0.3x to 2.1x applied to our trailing twelve month revenue implied a range of enterprise values for us of -$6.1 million to $42.4 million.

Although the transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Applied Imaging or Genetix. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Aquilo Partners calculated implied enterprise values of our business (excluding both costs and potential revenue contributions from CTC) based on our financial plans provided to Aquilo Partners by our management. Aquilo Partners based its discounted cash flow analysis on various operating assumptions provided by our management, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation.

For the 2010 revenue terminal value, Aquilo Partners applied multiples ranging from 0.75x to 1.25x. This range of multiples with discount rates of 25% to 30% implied a range of enterprise values for us of $12.0 million to $19.0 million.

For the 2010 operating income terminal value, Aquilo Partners applied multiples ranging from 7.0x to 11.0x. This range of multiples with discount rates of 25% to 30% implied a range of enterprise values for Applied Imaging of $14.0 million to $22.0 million.

Premium Analysis. Using publicly available information, Aquilo Partners also calculated the implied premium paid in thirty selected healthcare transactions that occurred between January 1, 2001 and August 30, 2006. Aquilo Partners derived the following information from data observed for the selected transactions:

	Premium
	1 Day	5 Day	30 Day
Mean:	49%	49%	47%
Median:	35%	42%	45%
High:	143%	143%	141%
Low:	-65%	-59%	-66%

Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to us or Genetix. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

Aquilo Partners calculated the premium of the merger consideration of $3.06 per share for the Applied Imaging common stock over the closing trading price of our common stock on August 30, 2006, five days prior to August 30, 2006, and thirty days prior to August 30, 2006. Aquilo Partners further calculated the premium over the average closing price during the thirty days prior to August 30, 2006 and the premium over the low and high closing prices during the fifty two weeks prior to August 30, 2006. Aquilo Partners also noted that the merger consideration represented a 25% premium to the closing price of $2.45 on August 31, 2006 and that the trading price of our common stock had increased in the days leading up to August 31, 2006. The following table summarizes the results of this analysis:

Common Price per Share	Premium to:
	8/30/2006 Closing Price ($2.660)	5-Day Prior Closing Price ($1.940)	30-Day Prior Closing Price ($1.700)	30-Day Average of Closing Prices ($1.775)	52-Week Low Closing Price ($0.840)	52-Week High Closing Price ($2.660)
$3.060	15%	58%	80%	72%	264%	15%

Aquilo Partners’ opinion and presentation to the board was one of many factors taken into consideration by the board in deciding to enter into the merger agreement. Consequently, the analyses described above should not be viewed as determinative of our opinion, or that of our management with respect to whether the board would have been willing to agree to a different aggregate merger consideration to be received by holders of our common stock.

Aquilo Partners was retained by the board to act as its financial advisor in connection with exploring and evaluating opportunities for us to combine with or be acquired by another company. Aquilo Partners was selected by us based on Aquilo Partners’ qualifications, expertise and reputation. Aquilo Partners is a life sciences investment banking firm. Aquilo Partners, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

Pursuant to an engagement letter dated as of January 5, 2006, the board engaged Aquilo Partners to provide financial advisory services to us in connection with the merger, including, among other things, rendering its opinion to the board. Pursuant to the terms of the engagement letter, we have agreed to pay Aquilo Partners a customary fee in connection therewith, a portion of which was payable upon delivery of the opinion and a significant portion of which is contingent upon consummation of the merger. In addition, we have agreed to reimburse Aquilo Partners for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and has agreed to indemnify Aquilo Partners for certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Voting Agreements

In connection with the execution of the merger agreement, each executive officer and director executed voting agreements with, and delivered irrevocable proxies to Genetix, relating to the shares of our common stock and options and warrants to purchase such shares owned by them. On August 31 these individuals hold an aggregate of (i) 63,754 shares of our common stock, representing approximately 1% of the outstanding shares of common stock on August 31, and (ii) options to purchase 537,499 shares of our common stock.

Under the voting agreements, these stockholders have agreed to vote their shares of our common stock or other securities and any newly acquired shares or other securities of ours:

•	in favor of the adoption of the merger agreement, each of the other transactions contemplated by the merger agreement and any action in furtherance of the foregoing; and

•	against any Alternative Proposal (as defined below).

Each of these stockholders also agreed not to (i) transfer, sell, assign, give, exchange or pledge or otherwise dispose of or encumber any of our securities or options owned by such stockholder prior to the earlier of the effective date of the merger or the termination date of the merger agreement or to make any offer or agreement relating thereto, at any time prior to such date; (ii) deposit any of our securities or options owned by such stockholder into a voting trust or enter into a voting agreement or arrangement with respect to such securities or options or grant any proxy (except the proxy attached thereto) or power of attorney, with respect thereto, in each case, in a manner that conflicts or may conflict with such stockholder’s obligations thereunder, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of our securities or options owned by such stockholder, in each case, in a manner that conflicts or may conflict with such stockholder’s obligations thereunder.

The voting agreements terminate upon the earlier of the effective date of the merger or the termination date of the merger agreement.

Interests Of Applied Imaging’s Directors And Management In The Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Stock Options

Under the merger agreement, at the effective time of the merger, each of our stock options to purchase our common stock with an exercise price less than $3.06 per share shall become fully vested and exercisable for an amount equal to the difference between the exercise price for each share of our common stock issuable upon the exercise of such option, multiplied by the total number of shares of our common stock issuable upon the exercise in full of such option or warrant. Each of our stock options with an exercise price of $3.06 or more per share will be cancelled without consideration.

Each of our executive officers and non-employee directors has outstanding options with exercise prices less than $3.06 per share that were granted under our 1998 Stock Plan, and Robin Stracey, our President and Chief Executive Officer, holds options under a 2003 standalone stock plan that have exercise prices less than $3.06 per share. Those options will not be assumed by Genetix, and shall become fully vested and exercisable as of the effective time of the merger.

Severance Arrangements

Robin Stracey will not continue as our President and Chief Executive Officer and Terence Griffin will not continue employment with us following the merger. In connection with Mr. Stracey’s anticipated change of position and Mr. Griffin’s termination, Messrs. Stracey and Griffin will be entitled to severance benefits pursuant to their existing employment agreements with us. These severance benefits include as applicable:

•	a severance payment equal to twelve months, in the case of Mr. Stracey, and six months, in the case of Mr. Griffin, of their base salary on the date of termination; and

•	the same level of benefits until the earlier of the termination of their coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or 12 months from the date of termination.

Retention Incentive Payments

Our non-employee directors and certain of our executive officers are entitled to receive cash retention incentive payments in connection with the merger. Under executive cash incentives approved by the board of directors in December 2005, the following officers will receive retention incentive payments in the following amounts following the merger:

Officer	Payment under the Retention Incentives Approved in December 2005
Robin Stracey	$825,047
Terence J. Griffin	$343,770
Bill Cook	$206,262
Total	$1,375,079

Under the 2001 Retention Incentive Plan, as amended February 13, 2002 and clarified August 10, 2006, our non-employee directors and Diane Day are also entitled to receive cash retention incentives in connection with the merger. Our non-employee directors Carl W. Hull, John F. Blakemore, Jr., G. Kirk Raab, Andre F. Marion and Pablo Valenzuela will each receive a one-time cash payment of $50,000 upon the effective date of the merger. Diane Day will receive $91,000 upon the effective date of the merger and an additional payment of $91,000 upon either the 6-month anniversary of the effective date or an involuntary termination after the merger.

Indemnification and Insurance

The merger agreement provides that all rights of indemnification, exculpation and rights for advancement of expenses existing in favor of our and our subsidiaries’ current and former directors or officers as provided in their respective certificates of incorporation or by-laws or other comparable organizational documents and any of our or our subsidiaries’ existing indemnification agreements in effect as of the date of the merger agreement will be maintained by Genetix for a period of six years from the effective date of the merger. The merger agreement further provides that for six years after the effective time of the merger, Genetix will maintain directors’ and officers’ liability insurance, or substitute run-off or tail policy or endorsement policies on substantially the same terms and conditions, covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies. Genetix’s obligation to provide this insurance coverage is subject to a cap of 150% of the current annual premium paid by us for our existing insurance coverage. In the alternative, we may elect to purchase our own run-off or tail policy or endorsement policy prior to the effective time of the merger and Genetix is obligated to maintain such policy and pay any deductibles payable.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for demanding and perfecting statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on November 15, 2006. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

An Applied Imaging stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 120 Baytech Drive, San Jose, California 95134, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Applied Imaging common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Applied Imaging shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Applied Imaging stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 by the Delaware Court of Chancery could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger—Federal Income Tax Consequences of the Merger.”

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Applied Imaging stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Form of The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Alpine Merger Corporation, a wholly owned subsidiary of Genetix and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of Genetix.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights”), will be converted into the right to receive $3.06 in cash.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $3.06 per share in cash. The price of $3.06 per share was determined through arm’s-length negotiations between Genetix and us.

Conversion of Shares; Procedures For Exchange Of Certificates

The conversion of our common stock into the right to receive $3.06 per share in cash will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, American Stock Transfer & Trust Company, the paying agent, will send a letter of transmittal to each former Applied Imaging stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of Genetix, as promptly as practicable in accordance with the paying agent’s customary procedures, $3.06 in cash for each share represented by the stock certificate and that stock certificate will be cancelled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to us, the surviving corporation in the merger, that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect On Stock Options

Under the merger agreement, each option to acquire our common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be fully vested in accordance with the terms of our stock option plans and canceled. In consideration of such cancellation, Genetix will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the product of (1) the excess of $3.06 over the per share exercise price of such stock option, if any, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, taking into account the vesting acceleration provided for under the terms of our stock option plans.

Effective Time Of The Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Genetix and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date.

Delisting And Deregistration Of Applied Imaging’s Common Stock

If the merger is completed, our common stock will no longer be traded on the Over-the-Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences Of The Merger

This Section discusses the material United States federal income tax consequences of the merger to our stockholders whose shares of our common stock are surrendered in the merger in exchange for the right to receive cash consideration of $3.06 per share. The discussion below applies only to our stockholders that hold our common stock as capital assets at the time of the merger, and the discussion may not apply to stockholders who are subject to special tax rules, including, but not limited to:

•	financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	investors in pass-through entities;

•	retirement plans and tax-exempt organizations;

•	stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	stockholders who exercise appraisal rights in connection with the merger; or

•	stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

The discussion below is based upon United States federal income tax laws as in effect as of the date of this proxy statement and does not take into account possible changes in these tax laws, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders.

For United States federal income tax purposes, an Applied Imaging stockholder generally will recognize capital gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger, and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). If at the time of the merger a non-corporate stockholder’s holding period for the shares of our common stock is more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 15%. If the non-corporate stockholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

Cash consideration received by our non-corporate stockholders in the merger, may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number and otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Continuation Of Applied Imaging’s Employee Benefits

Genetix has agreed that the surviving corporation after the merger will honor all our obligations under current employee benefit plans. Genetix may, however, amend or terminate any employee benefit plans in accordance with the terms thereof and with applicable law.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each outstanding share of our common stock, other than shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $3.06 in cash. Upon completion of the merger, no shares of our capital stock will remain outstanding and all shares will automatically be converted into the right to receive the applicable merger consideration and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the merger, our common stockholders will have the right to receive $3.06 per share in cash. Prior to the effective time of the merger, Genetix will enter into an agreement with a bank, trust company or other institution to act as payment agent under the merger agreement. Promptly after the effective time of the merger, the payment agent will mail to each of our record holders of shares a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the payment agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions, and such other customary documents as the payment agent may reasonably require, the holder of such certificate will be entitled to receive the merger consideration described above pursuant to the merger agreement. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of our capital stock which is not registered in our transfer records, payment of the merger consideration may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the payment agent, accompanied by all documents reasonably required by the payment agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the payment agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if required by Genetix, you post a bond in such reasonable amount as Genetix may direct as indemnity against any claim that may be made with respect to that certificate against Genetix.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

Six months after the effective time of the merger, the payment agent will deliver to Genetix or the surviving corporation any funds made available to the payment agent which have not been disbursed to holders of our stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such six month period may thereafter look only to Genetix or the surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of our capital stock will be issued in full satisfaction of all rights relating to the shares of our capital stock.

Effect on Applied Imaging Stock Options

Each stock option to acquire our common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be fully vested in accordance with the terms of our stock option plans and canceled. In consideration of such cancellation, Genetix will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the product of (1) the excess of $3.06 over the per share exercise price of such stock option, if any, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, taking into account the vesting acceleration provided for under the terms of our stock option plans.

Effect on Applied Imaging Employee Stock Purchase Plan

We plan to terminate our Employee Stock Purchase Plan, prior to the effective time of the merger, on October 31, 2006. Any purchase rights outstanding at the time of termination of the purchase plan will be exercised, and each share of our common stock acquired upon exercise of such purchase right will be converted in the merger into the right to receive $3.06 in cash.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Genetix and us and specified in the certificate of merger. The filing of the certificate of merger will occur on or as soon as practicable after the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Alpine Merger Corporation, a wholly-owned subsidiary of Genetix and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly-owned Delaware subsidiary of Genetix.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure schedule that we provided to Genetix in connection with the signing of the merger agreement. While we do not believe that the confidential disclosure schedule contains information that securities laws require it to publicly disclose, other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in our general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in our public disclosures.

The merger agreement contains customary representations and warranties of ours as to, among other things:

•	our organization, good standing and corporate power;

•	our capitalization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the merger agreement and the transactions contemplated by the merger agreement;

•	our SEC documents, undisclosed liabilities and internal controls;

•	certain changes or events since December 31, 2005;

•	tax matters;

•	intellectual property;

•	compliance with applicable laws and permits;

•	legal proceedings;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	opinion of our financial advisor;

•	information in this proxy statement;

•	state takeover statutes;

•	brokers and other advisors;

•	Preferred Shares Rights Agreement of May 29, 1998;

•	restrictions on business activities;

•	title to properties; and

•	insurance.

In addition, the merger agreement contains representations and warranties by Genetix and Alpine Merger Corporation, as to:

•	organization, good standing and corporate power;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement;

•	legal proceedings;

•	the sufficiency of cash resources to pay the merger consideration; and

•	brokers and other advisors.

The representations and warranties of ours, Genetix and Alpine Merger Corporation will expire upon completion of the merger or termination of the merger agreement.

Covenants

Conduct of Applied Imaging Business

We have agreed in the merger agreement that, except as permitted or contemplated by the merger agreement or required by law and except for certain actions set forth on a schedule or otherwise consented to by Genetix in writing (which consent may not be unreasonably withheld or delayed), we will carry on our business in the ordinary course in all material respects, consistent with past practice, and use commercially reasonable efforts to maintain and preserve intact our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and key employees.

In addition, we have agreed that until the effective time of the merger, subject to specified exceptions, neither we nor any of our subsidiaries may, without Genetix’s prior written consent (which may not be unreasonably withheld or delayed):

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our capital stock or otherwise make any payments to our stockholders in their capacity as such;

•	redeem, purchase or otherwise acquire any of our outstanding shares of capital stock or any rights, warrants or options to acquire any shares of our capital stock;

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of our capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of our capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of our capital stock, voting securities or equity interests;

•	amend our charter documents or the charter documents of our subsidiaries;

•	make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other entity, business, division or assets, other than in the ordinary course of business but in no case more than $50,000 in the aggregate for us or our subsidiaries;

•	enter into any material joint ventures, strategic partnerships or alliances;

•	sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets (except for (i) sales of assets or inventory or non-exclusive license of intellectual property in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) pledges of assets pursuant to existing agreements), or take any action that would reasonably be expect to result in any damage to , destruction or loss of any material (whether or not covered by insurance);

•	make any investment in, or loan or advance or make capital contributions to, any person;

•	except as required by GAAP or applicable laws, make any change in methods, policies, procedures or principles of accounting since December 31, 2005;

•	undertake any revaluation of any assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in ordinary course of business and consistent with past practice;

•	make or change any material tax election in an adverse manner;

•	settle or compromise any claim (including any tax claim), action or proceeding involving money damages in excess of $50,000 in any one case, except in the ordinary course of business, and to the extent subject to reserves existing as of the date of the merger agreement in accordance with GAAP;

•

except as required by law or any contract, (A) increase the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any employee, executive officer or director, (B) make any increase in or commitment to increase any benefit plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any benefit plan or make any contribution, other than regularly scheduled contributions, to any benefit plan, (C) enter into, terminate, or amend any employment, severance, termination or indemnification agreement with any employee, (D) make any oral or written representation or commitment with respect to any aspect of any benefit plan that is not materially in accordance with the existing written terms and provision of such benefit plan, (E) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, or employees, except as may be required by law; or (F) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any person;

•	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under our stock option plan or authorize cash payments in exchange for any options or restricted stock granted under any of such plans;

•	subject Genetix or the surviving corporation or any of their respective subsidiaries to any non-compete on any of their respective businesses following the closing;

•	grant any exclusive rights with respect to any of our intellectual property;

•	enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any material contract or waive, release or assign any material rights or claims thereunder, in a manner adverse in any material respect, other than any modification, amendment or termination of any such material contract in the ordinary course of business;

•	waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee or endorse otherwise as an accommodation become responsible for any debt or obligation of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”) other than additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness outstanding as of the date of the merger agreement;

•	except as otherwise permitted under the merger agreement, engage in any action, enter into any agreement, arrangement or transaction, or permit any of the foregoing that has or could reasonably be expected to have, an anti-takeover effect, or that otherwise would limit, delay or otherwise adversely affect, the ability of Genetix to consummate the merger, or any of the other transactions contemplated by the merger agreement; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business of the Company” in Annex A to this proxy statement.

No Solicitation of Transactions by Applied Imaging

We have agreed, prior to the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed not to (and to cause our subsidiaries’ respective directors, officers and agents not to):

•	solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

•	participate in any negotiations regarding an Alternative Proposal with, or furnish any information in connection with an Alternative Proposal to, any person that has made or is considering making an Alternative Proposal;

•	engage in discussions regarding an Alternative Proposal with any person that has made or is considering making an Alternative Proposal;

•	approve, endorse or recommend any Alternative Proposal, or

•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal.

Notwithstanding these limitations:

if we receive an Alternative Proposal which (i) constitutes a Superior Proposal (as defined below) or (ii) which the Board determines in good faith, after consultation with its financial advisor, could reasonably be expected to result in a Superior Proposal, then we may take the following actions:

•	furnish nonpublic information to the third party making such Alternative Proposal and

•	engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, and only if, prior to furnishing such information or engaging in such discussions or negotiations, we fulfill each of the following conditions: (1) such Alternative Proposal is not attributable to a breach by us, (2) we promptly (within 24 hours) give Genetix written notice of the existence of such Alternative Proposal, all of the material terms of the Alternative Proposal (including the identity of the person making the Alternative Proposal, and our intent to either provide information or enter into discussions as the case may be), (3) we promptly (within 24 hours) give Genetix written notice of any amendment to the material terms of such Alternative Proposal, and (4) we receive from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of our confidentiality Agreement with Genetix; and

•	prior to obtaining stockholder approval of the merger agreement the Board may, in response to the receipt of a Superior Proposal that has not been withdrawn, withdraw, modify or qualify its recommendation to our stockholders to approve and adopt this Agreement (a “Change of Recommendation”) if the Board has concluded in good faith, after consultation with its legal and financial advisors, that the failure of the Board to effect a Change of Recommendation would be reasonably likely to breach the directors’ exercise of their fiduciary obligations to the stockholders under applicable laws; provided, however, that prior to withdrawing, modifying or qualifying its recommendation, the Board shall give Genetix three (3) business days’ notice of its intent to do so and, concurrent with a Change of Recommendation, terminate this Agreement.

Under the merger agreement, “Alternative Proposal” means any bona fide proposal or offer made by any person prior to the receipt of the stockholder approval of the merger agreement (other than Genetix or any of its subsidiaries) for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving us,

•	the acquisition outside the ordinary course of business by any person of a material portion of our assets, or

•	the acquisition by any person of 25% or more of the outstanding shares of our common stock.

Under the merger agreement, “Superior Proposal” means an unsolicited Alternative Proposal made by any person on terms that the Board determines in good faith, after consultation with its financial and legal advisors, and considering such factors as the Board considers to be appropriate (including the timing and likelihood of consummation of such proposal and the transaction fees associated with such Alternative Proposal), are more favorable to us and our stockholders from a financial perspective than the merger, and in each case (i) is not subject to any financing contingencies, and if financing is required, such financing is then fully and unconditionally committed to the party making the Alternative Proposal and (ii) there is no condition to closing such transaction relating to the performance or completion of due diligence.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the stockholders meeting;

•	recommendation by our Board that our stockholders adopt the merger agreement;

•	cooperate and use best efforts to consummate the merger;

•	access to information and confidentiality;

•	public announcements;

•	third party consents;

•	indemnification and insurance;

•	employee matters; and

•	fees and expenses.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement by the requisite vote of our stockholders; and

•	no law, injunction, judgment or ruling by any governmental authority will have been enacted or will be in effect that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal.

Genetix’s and Alpine Merger Corporation’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date of the merger (as though made on the closing date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined below) on us;

•	certain capitalization representations and warranties must be true and correct in all material respects as of the closing date of the merger as though made on the closing date, except for immaterial errors due solely to inadvertent clerical error;

•	we must have performed in all material respects all of our obligations under the merger Agreement; and

•	Genetix must receive a certificate signed on our behalf by our CEO and CFO certifying as to the matters described in the immediately preceding three bullet points.

The merger agreement provides that a “material adverse effect” on us means any change, event, violation, inaccuracy, circumstance, occurrence, state of facts, development or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to:

•	be materially adverse to our business, assets (including intangible assets), capitalization, financial condition or results of operations of such person taken as a whole with its subsidiaries or

•	materially impedes our authority to consummate the merger and other transactions contemplated by the merger agreement;

•	provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or is reasonably likely to be, a Material Adverse Effect on us: (A) any Effect resulting from the announcement or pendency of the merger, (B) any Effect that results from changes affecting any of the industries in which we operate generally or the United States economy generally (which changes in each case do not disproportionately affect us in any material respect), (C) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect us in any material respect), or (D) any Effect out of war, terrorist activities or the commencement of hostilities against any country, political subdivision or faction to the extent that such conditions do not have a materially disproportionate impact on us or our subsidiaries relative to the industries in which we or our subsidiaries conduct business.

Our obligation to complete the merger is also subject to the following conditions:

•	Genetix’s and Alpine Merger Corporation’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date of the merger (as though made on the closing date), except as would not reasonably be expected to prevent or materially delay or materially impair the ability of Genetix to consummate the merger;

•	Genetix and Alpine Merger Corporation must have performed in all material respects all of their respective obligations under the merger agreement; and

•	We must receive a certificate signed on behalf of an authorized officer of Genetix certifying as to the matters described in the immediately preceding two bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of us and Genetix;

•	by either us or Genetix if:

•	the merger is not completed on or before January 15, 2007; provided that we may not so terminate the merger agreement if the failure of the merger to be completed on or before January 15, 2007 was primarily due to our failure to hold a special meeting of the stockholders for the purpose of obtaining stockholder approval of the merger;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal; or

•	the required vote of our stockholders is not obtained to adopt the merger agreement at a meeting of our stockholders duly convened therefore or at any adjournment thereof;

•	by Genetix:

•	if we breach a representation, warranty, covenant or agreement in the merger agreement such that we do not perform in all material respects all obligations required to be performed by us under the merger agreement prior to the closing date of the merger, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and our ability to cure such breach;

•	if the Board engages or resolves to engage in a Change of Recommendation; or

•	if we do not call and hold a special stockholders meeting for the purpose of obtaining stockholder approval of the merger by January 15, 2007.

•	by us:

•	if Genetix breaches a representation, warranty, covenant or agreement in the merger agreement such that Genetix does not perform in all material respects all obligations required to be performed by it under the merger agreement prior to the closing date of the merger, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and the ability of Genetix to cure such breach; or

•	in connection with a Change of Recommendation.

Fees and Expenses

Pursuant to the merger agreement, if the merger is consummated, all fees and expenses incurred by us as set forth on a confidential disclosure letter in connection with the merger agreement shall be paid by Genetix. However, we must pay to Genetix certain fees under any of the following circumstances:

•	if the merger agreement is terminated by us or Genetix in the event the required vote of our stockholders is not obtained to adopt the merger agreement at a meeting of our stockholders duly convened therefor or at any adjournment thereof, we will pay Genetix a fee of $200,000;

•	if the merger agreement is terminated by Genetix or by us in connection with a Change of Recommendation, then we will pay Genetix a fee of $550,000;

•	if the merger agreement is terminated by us or Genetix in the event we have breached or failed to perform in any material respect a representation, warranty, covenant or agreement in the merger agreement subject to our ability to cure such breach if an only if such breach, inaccuracy or failure to perform was primarily attributable to our own acts or omission, we will pay Genetix a fee of $300,000; or

•	if the merger agreement is terminated by Genetix in the event we do not call and hold a special stockholders meeting for the purpose of obtaining stockholder approval of the merger by January 15, 2007, and we enter into a definitive agreement regarding a Qualifying Transaction (as defined below) by January 14, 2008, then we will pay Genetix a fee of $550,000 upon the closing of such Qualifying Transaction.

Under the merger agreement, “Qualifying Transaction” means any Alternative Proposal assigning an enterprise value to us in excess of $18.3 million and that is not a proposal primarily for capital raising purposes.

In no event shall we be required to pay more than one fee pursuant to the above referenced provisions and after payment in full of any such fee, neither we nor Genetix (including Alpine Merger Corporation) shall have any further liability with respect to the merger agreement or the transactions contemplated thereby to Genetix, Alpine Merger Corporation or their respective stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of August 31, 2006 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers;

•	each of our directors; and

•	all our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after August 31, 2006. Percentage of beneficial ownership is based on 5,588,593 shares outstanding as of August 31, 2006. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of August 31, 2006. Except as otherwise noted, the address of each person listed in the table is c/o Applied Imaging Corp., 120 Baytech Drive, San Jose, California 95134.

	Shares Owned
	Number of Shares	Approximate Percentage Ownership
5% Stockholders
Roaring Fork Capital SBIC, L.P. (1) 8400 E. Prentice Avenue, Suite 745, Greenwood Village, CO 80111	761,615	13.3%
Individuals and Entities Affiliated with Special Situations Funds (2) 527 Madison Avenue, Suite 2600, New York, NY 10022	706,656	12.6%
Individuals and Entities Affiliated with SF Capital Partners Ltd. (3) 153 East 53rd St., Suite 51, New York, NY 10002	516,700	9.1%
Individuals and Entities Affiliated with Diker Micro-Value Fund, L.P. (4) 745 Fifth Avenue, Suite 1409, New York, NY 10151	328,608	5.9%

Directors and Executive Officers
Robin Stracey (5)	60,140	1.1%
Terence Griffin (5)	28,309	*
Diane Day (5)	65,623	1.2%
Carl Hull (5)	54,220	1.0%
Kirk Raab (5)	26,875	*
John F. Blakemore, Jr. (5)	48,630	*
Andre Marion (5)	12,425	*
Pablo Valenzuela (5)	15,000	*
All executive officers and directors as a group (8 persons)	264,303	5.3%

*	Less than 1% of the outstanding shares of common stock

(1)	Consists of 609,292 shares and warrants to purchase 152,323 shares. The shares are reported as directly owned by RFLP. RFLLC is the sole general partner of RFLP. Each of Eugene McColley, James Rothe and G. Michael Machens are the managers of RFLLC and report having sole voting and dispositive power over the shares.
(2)	Consists of 275,425 shares held by Special Situations Fund III QP, L.P., 24,142 shares and warrants to purchase 5,412 shares held by Special Situations Fund III, L.P., 299,318 shares held by Special Situations Private Equity Fund, L.P. and 102,359 shares held by Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse, who are the controlling principals of AWM Investment Company, Inc., or AWM, the general partner of and investment adviser to Special Situations Cayman Fund, L.P., reported having shared voting and dispositive power over the shares held thereby. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. and Special Situations Fund III QP, L.P. Marxe and Greenhouse are also members of MG Advisers L.L.C., the general partner of and investment adviser to Special Situations Private Equity Fund, L.P.
(3)	Consists of 431,700 shares and warrants to purchase 85,000 shares. The shares are reported as directly owned by SF Capital Partners Ltd. Stark Offshore Management, LLC, or Stark Offshore, acts as investment manager for, and has sole power to direct the management of, SF Capital. Each of Michael A. Roth and Brian J. Stark, the managing members of Stark Offshore Management, LLC, also report having shared voting and dispositive power over the shares.
(4)	Consists of 311,108 shares and warrants to purchase 17,500 shares. The shares are reported as directly owned by Diker Micro-Value Fund, LP. Diker GP, LLC, the general partner of Diker Micro-Value Fund, LP reports having shared voting and dispositive power over the shares directly owned by Diker Micro-Value Fund, LP. Diker Management, LLC. and certain accounts managed by Diker Management, LLC also reports having shared voting and dispositive power over the shares directly owned by Diker Micro-Value Fund, LP. Diker Management, LLC is the investment manager of Diker Value-Tech Fund, LP and the investment advisor of the accounts managed by it. Each of Charles M. Diker and Mark N. Diker, the managing members of each of Diker GP, LLC and Diker Management, LLC, also report having shared voting and dispositive power over the shares reported as beneficially owned by Diker GP, LLC and Diker Management LLC.
(5)	Includes shares issuable upon exercise of options exercisable within 60 days of August 31, 2006 as follows: Mr. Stracey, 50,520 shares; Mr. Griffin, 21,094 shares; Ms. Day, 46,456 shares; Mr. Hull, 50,833 shares; Mr. Raab, 23,750 shares; Mr. Blakemore, 28,565 shares; Mr. Marion, 11,250 shares; Mr. Valenzuela, 15,600 shares.

STOCKHOLDER PROPOSALS

We will hold a 2007 annual meeting of our stockholders only if the merger is not completed.

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proposals for inclusion in our proxy statement and for consideration at the 2007 annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in our proxy material for the 2007 annual meeting of stockholders, stockholder proposals must be received by us no later than December 19, 2006, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Applied Imaging Corp., 120 Baytech Drive, San Jose, California 95134, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Genetix and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Genetix has supplied all information contained in this proxy statement relating to Genetix and we have supplied all such information relating to us.

Our stockholders should not send in their stock certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 10, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENETIX GROUP PLC,

ALPINE MERGER CORPORATION

AND

APPLIED IMAGING CORP.

Dated as of August 31, 2006

- i -

(continued)

- ii -

(continued)

		Page
8.8	Governing Law	44
8.9	Rules of Construction	44
8.10	Assignment	44
8.11	Waiver of Jury Trial	44

- iii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2006, by and among Genetix Group plc (“Parent”), Alpine Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Applied Imaging Corp., a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the general corporation laws of the state of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement, subject to the exceptions provided herein.

D. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of

Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, located at 1900 University Avenue, 5th Floor, East Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time and subject to the obligations provided in Section 5.8, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, that Article I of such Certificate of Incorporation will be changed to read as follows: “The name of the corporation is Applied Imaging Corp.” At the Effective Time and subject to the obligations provided in Section 5.8, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their resignation or removal or their respective successors are duly appointed.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.6(g)) into the right to receive $3.06 in cash, without interest (the “Per Share Amount” and the sum of the Per Share Amounts, the “Merger Consideration”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 1.9).

(b) [Reserved].

(c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Stock Options. At the Effective Time, no outstanding option to acquire shares of Company Common Stock (“Company Options”) will be assumed by Parent and such Company Options, to the extent unvested, will become fully vested and exercisable for an amount equal to the excess, if any, of the Per Share Amount over the exercise price for each share of Company Common Stock issuable upon the exercise of such Company Option, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such Company Option, in each case subject to withholding for applicable income, employment and other taxes. In the event that the exercise price per share of any Company Option is equal to or greater than the Per Share Amount, such Company Options shall be cancelled without consideration and have no further force or effect.

(f) Warrants. At the Effective Time, each issued and outstanding warrant to purchase shares of Company Common Stock will become exercisable for an amount equal to the excess, if any, of the Per Share Amount over the exercise price for each share of Company Common Stock issuable upon the exercise of such warrant, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such warrant, in each case subject to withholding for applicable income, employment and other taxes.

(g) Adjustments to Per Share Amount. The Per Share Amount shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Surrender of Certificates.

(a) Payment Agent. Parent shall select an institution to act as the payment agent, which shall be reasonably acceptable to the Company (the “Payment Agent”), for the Merger Consideration payable in connection with the Merger.

(b) Parent to Provide Cash. On or after the Effective Time, Parent shall make available to the Payment Agent for payment in accordance with this Article I, the Merger Consideration deliverable pursuant to Section 1.6(a) in exchange for the outstanding shares of Company Common Stock. Any cash deposited with the Payment Agent shall hereinafter be referred to as the “Payment Fund.” Any and all interest earned on the Payment Fund shall be paid to Parent.

(c) Exchange Procedures. As promptly as reasonably practicable after the Effective Time (but in no event later than three (3) business days following the date on which the Effective Time occurs), Parent shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal in form and content reasonably acceptable to Parent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Payment Agent, the holder of record of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Merger Consideration (after taking into account all Certificates and Book-Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(a), and the Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book-Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the portion of the Merger Consideration for which such shares of Company Common Stock shall have been so converted.

(d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Required Withholding. Each of the Payment Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Payment Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates six months after the date in which the Effective Time occurs shall, at the request of Parent or the Surviving Corporation, be delivered to the Surviving Corporation or Parent or otherwise according to the instruction of the Surviving Corporation or Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to Parent or the Surviving Corporation for the portion of the Merger Consideration payable pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.8 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights (the “Dissenting Shares”) available under Section 262 (“Section 262”) of Delaware Law shall not be converted into or be exchangeable for the right to receive the portion of the Merger Consideration for which such shares of Company Common Stock would otherwise have been entitled, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Section 262. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Common Stock shall thereupon be converted into and be exchangeable only for the right to receive, as of the Effective Time, the portion of the Merger Consideration to which such holder would have been entitled pursuant to this Article I for such shares of Company Common Stock. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law, and received by the

Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262, and (b) the opportunity to participate in, and after the Closing, direct all negotiations and proceedings with respect to demands for appraisal under Section 262. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands or approve any withdrawals of any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Exhibit 21.1 to the Company’s Post-Effective Amendment No.1 on Form S-1 to Form S-3 Registration Statement as filed with the SEC on August 15, 2005 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (any, a “Lien” and collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests (other than restrictions imposed by applicable securities laws), except in each case as would not have a Material Adverse Effect on the Company.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Common Stock, par value $0.001 per share (“Company Common Stock”) and (ii) 6,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on August 17, 2006: (i) 5,588,593 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were issued and held by the Company in its treasury; and (iii) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. No shares of Company Common Stock or Preferred Stock are held by any Company Subsidiary. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal.

(b) Stock Options. As of the close of business on August 17, 2006: (i) 961,341 shares of Company Common Stock were subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement are referred to in this Agreement as “Company Options”), and (ii) 175,000 shares of Company Common Stock were reserved for future issuance under the Company’s 2006 Employee Stock Purchase Plan (the “Company Purchase Plan”). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. All stock options (i) have been granted in accordance with the terms of the plan, (ii) have been granted with an exercise price at least equal to the fair market value of the common stock on the grant date and (iii) have a grant date represented for each option that is the date the option would be considered granted for tax, corporate law and under generally accepted accounting principles (that is, no option has been backdated).

(c) Warrants. As of the close of business on August 17, 2006, warrants exercisable for 464,585 shares of Common Stock are outstanding.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Voting Debt”) is issued or outstanding as of the date hereof.

(e) Other Securities. Except as otherwise set forth in this Section 2.2, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock,

Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other material applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Subject to the approval and adoption of this Agreement by the Company’s stockholders in accordance with Delaware Law (the “Company Stockholder Approval”), the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate transactions contemplated hereby, subject only to the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and subject to compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not be material.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) the filing of the Proxy Statement and a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, and (C) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company and would not materially alter or delay any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (A) through (B) are referred to herein as the “Necessary Consents.”

2.4 SEC Filings; Financial Statements; Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since December 31, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports.” As of their respective dates (or if subsequently amended or supplemented also on the date of such amendment or supplement), the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end adjustments which will not, individually or in the aggregate be material in amount and as may be permitted by the SEC on Forms 10-Q or 8-K under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2005 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any of its Subsidiaries has any obligations or liability (material or immaterial, fixed or contingent) except for (A) liabilities set forth, recognized or disclosed on the Company Balance Sheet or in the related notes thereto, (B) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, and (C) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. All accounts receivable of the Company, whether reflected in the Company Financials or otherwise, are current and arose from valid transactions in the ordinary course of business and consistent with past practices and independent third parties and are subject to adequate reserves.

(c) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet each of the Company and its Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practices and in compliance with all applicable laws and regulations, and without limiting the foregoing, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination as such pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) any material change by the Company in its accounting methods, principles or practices, except as required by GAAP, (v) any revaluation by the Company of any of its or its Subsidiaries’ material assets, (vi) any cancellation by the Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (vii) any sale, transfer or other disposition of any properties or assets by the Company or any of its Subsidiaries, except in the ordinary course of business, (viii) any fact, event, circumstance, damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company, or (ix) any written agreement (other than this Agreement or the agreements contemplated hereby) to take any action described in this Section 2.5.

2.6 Taxes.

(a) For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity.

(b) The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements.

(c) No material deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP).

(d) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment of Tax relating to any Tax Returns filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries have withheld with respect to its employees all United States federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(h) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i) The Company has delivered to Parent a copy of the study (together with applicable work papers) conducted by PricewaterhouseCoopers LLP regarding the limitations, if any, imposed on the Company’s net operating losses as a result of an ownership change under Section 382 of the Internal Revenue Code (the “382 Study”). To the Company’s knowledge, all materials provided by the Company to PricewaterhouseCoopers for purposes of conducting the 382 Study were true, correct and complete in all material respects.

(j) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

(k) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) None of the Company and its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(n) To the knowledge of Company, after due inquiry, neither the Company nor any of its Subsidiaries has any “excess loss account,” as defined in Treasury Regulations Section 1.1502-19, or any deferred gain or loss out of any “deferred intercompany transaction,” as defined in Treasury Regulations Section 1.1502-13.

2.7 Intellectual Property.

(a) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”), (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

(b) The products, services and operations of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party; provided, however, that with respect to Patents and Trademarks, such representation is made to the knowledge of Company.

(c) The Company or one or more of its Subsidiaries owns, or has a valid right to use, all of the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted; provided, however, that with respect to Patents and Trademarks, such representation is made to the knowledge of Company.

(d) There is no pending or, to the knowledge of the Company or its Subsidiaries, claim, suit, action or proceeding before any Governmental Entity alleging that activities of the Company or any of its Subsidiaries infringes upon the Intellectual Property of any third party or challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (other than trade secrets with respect to which the Company or such Subsidiary knowingly made a reasonable judgment to not keep such trade secrets confidential and other than Intellectual Property rights that the Company knowingly made a reasonable judgment not to seek to secure registration of applicable rights).

(f) To the knowledge of the Company, no third party is infringing any Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, and no claims, suits, actions or proceedings have been filed by the Company with any Governmental Entity with respect to such third party infringement that have not been resolved.

(g) The Company Disclosure Letter contains a complete and accurate list of all licenses or contracts to which the Company or its Subsidiaries is a party (1) with respect to Intellectual Property licensed to any third party by Company or its Subsidiaries, other than end user licenses that do not contain Intellectual Property licensing provisions substantially different from those in the form provided to Parent by Company prior to the date hereof, or (2) pursuant to which a third party has licensed any Intellectual Property to the Company or its Subsidiaries, excluding licenses for generally commercially available software with license fees of under $10,000 ((1) and (2) together, “Intellectual Property Contracts”). Company has provided to Parent true copies of all Intellectual Property Contracts.

(h) All Intellectual Property Contracts are in full force and effect. The Company and its Subsidiaries are not in material breach of any of the Intellectual Property Contracts, and, to Company’s and its Subsidiaries’ knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which the Company or its Subsidiaries is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology, (ii) Parent granting to any third party any right in any Intellectual Property, (iii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) Parent being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Closing Date.

(i) “Intellectual Property Registrations” means all applications, registrations, ownership filings, and the like, filed in the name of Company or its Subsidiaries, evidencing, recording or perfecting any Intellectual Property. The Company Disclosure Letter contains a complete and accurate list of all Intellectual Property Registrations, any proceedings or actions before any court, tribunal (including any domain name registration authority and the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to such Intellectual Property Registrations, and any actions that must be taken within 150 days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions.

(j) Each Intellectual Property Registration is, to the knowledge of Company and its Subsidiaries, valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with the Intellectual Property Registrations have been made. Neither the Company nor its Subsidiaries has claimed any status in the application for or registration of any Intellectual Property Registrations Rights, including “small business status,” that would not be applicable to Parent. Neither Company nor its Subsidiaries has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any Patent Intellectual Property Registration that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property Registration.

(k) The Company or its Subsidiaries owns, and has good and exclusive title to, all Intellectual Property owned by Company and its Subsidiaries free and clear of any Lien (other than the Intellectual Property Contracts listed in the Company Disclosure Letter and other licenses or agreements not required to be so listed).

(l) The Company and its Subsidiaries has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of the Company or its Subsidiaries. Except as set forth in the Company Disclosure Letter, no open source software or so-called “free software” software, including any version of any software licensed pursuant to the GNU General Public License, is, in whole or in part, embodied or incorporated into any product of Company or its Subsidiaries.

(m) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property owned by the Company or its Subsidiaries.

(n) The Company has secured any export licenses that are necessary or appropriate for the distribution of the Company or its Subsidiaries’ products outside the United States.

2.8 Compliance; Permits.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for conflicts, violations and defaults that would not have a Material Adverse Effect on Company. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened in writing. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.9 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material. There is no pending or effective judgment, decree or order against the Company, any Subsidiary or any of the Company’s officers or directors (in their capacities as such). There is no litigation that the Company or any Subsidiary has pending against other parties.

2.10 Employee Benefit Plans.

(a) Documents. Section 2.10(a) of the Company Disclosure Letter sets forth a list of the following: (i) the Company Benefit Plans (as defined in 2.10(b) below); (ii) all severance and employment agreements of the Company with directors or executive officers; (iii) all material severance programs and policies of each of the Company and its Subsidiaries; (iv) all plans or agreements of the Company and its Subsidiaries relating to any of its current or former employees, consultants or directors (each, an “Employee”) pursuant to which benefits would vest or an amount would become payable or the terms of which would otherwise be altered, in any case, by virtue of the transactions contemplated hereby, (iv) each document embodying each Retirement Plan of the Company (a “Company Retirement Plan”); (iv) the Company Purchase Plan; and (v) each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an Employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of Company capital stock has been granted or otherwise issued, but, in any case excluding the Company Purchase Plan (such plans, collectively, “Stock Option Plans” and the Company Purchase Plan and the Stock Option Plans of the Company collectively, “Company Stock Option Plans”). The Company has delivered or made available to Parent for review the documents representing each of the items listed on Section 2.10(a) of the Company Disclosure Letter and any related tax returns, governmental correspondence, contracts or agreements, insurance policies, discrimination testing, prospectuses, determination, opinion or advisory letters from the Internal Revenue Service and summary plan descriptions.

(b) Compliance. With respect to each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan, arrangement or understanding providing benefits to any Employee, employment agreement, consulting agreement or severance agreement with any current or former officer or director of the Company or its Subsidiaries, or any material employment agreement, consulting agreement or severance agreement for any current Employee (collectively, “Benefit Plans”) of the Company or any of its Subsidiaries (“Company Benefit Plans”), no material event has occurred and, to the knowledge of the Company, there exists no material condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or any other applicable Legal Requirement, except as has not or would not reasonably be expected to have a Material Adverse Effect on the Company.

(i) Each Company Benefit Plan has been administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of all applicable collective bargaining agreements, except, in each case, as has not or would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, any Company Retirement Plan intended to be qualified under Section 401(a) and its related trust under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter) as to its qualified status under the Code or is entitled to rely on an opinion letter issued to the sponsor of the prototype document upon which such Company Retirement Plan is based pursuant to applicable guidance, or has remaining a period of time to apply for such determination or opinion letter. For purposes of this Agreement, “Retirement Plan” shall mean a material arrangement for the provision of Retirement Benefit Rights to Employees (and, if applicable, beneficiaries thereof). For purposes of this Agreement, “Retirement Benefit Rights” shall mean, with respect to an entity, any pension, lump sum, gratuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of an Employee’s relationship as a service provider to an entity or its Subsidiaries. Material post retirement health benefits and any other self-insured health benefit arrangements are deemed to be “Retirement Benefit Rights.” Material deferred compensation payments required to be made to an Employee in respect of the termination of employment are also deemed to be “Retirement Benefit Rights.”

(ii) To the knowledge of the Company, no material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee of the Company or any of its Subsidiaries by an authorized Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iii) There are no material unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

(iv) There are no (i) Retirement Plans subject to Title IV of Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) Company Retirement Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset; (iii) Company Benefit Plan that is subject to the laws of a country other than the United States of America or that covers employees whose services are performed primarily outside of the United States of America; (iv) self-insured Company Benefit Plans and (v) Company Benefit Plans or agreements between the Company and any Employee that do not comply with Section 409A of the Code.

(v) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations. For purposes of this Section, a “Foreign Plan” means any plan, program, policy, practice, agreement or other arrangement mandated by a government other than the United States, any Company Benefit Plan maintained or contributed to by the Company or any Subsidiary that is not subject to United States law, and any Company Benefit Plan that covers or has covered employees of the Company or any Subsidiary whose services are performed primarily outside of the United States.

(c) Multiple Employer and Multiemployer Plans. At no time has the Company or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company participated in and/or been obligated to contribute to any Company Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of the Company and/or their Employees, have participated. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured) or other welfare benefits, with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee), other than individual arrangements the amounts of which are not material.

(e) Effect of Transaction. Except for the acceleration of then unvested Company Options and the lapsing of repurchase rights or forfeiture provisions applicable to any Company Restricted Stock, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or otherwise that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(f) Labor. The Company is not a party to any collective bargaining agreement and no collective bargaining agreement is being negotiated or renegotiated in any material respect by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may materially interfere with the business activities of the Company. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the business of the Company or its Subsidiaries, and there is no material charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened in writing.

(g) To the knowledge of the Company, the Company and all Company Affiliates: (i) are in substantial compliance with all applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except where any failure to act in accordance with any of the foregoing has not had, and could not reasonably be expected to have, a Company Material Adverse Effect; (v) have no independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer within the past two years. To the best knowledge of the Company, there are no pending, or to the knowledge of the Company, threatened, or reasonably anticipated claims or actions against the Company or any Company Affiliate under any workers’ compensation policy or long-term disability policy.

2.11 Environmental Matters.

(a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. (i) Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date or in a manner which has caused or could be reasonably expected to cause an adverse health effect to any person; and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner which has caused or could be reasonably expected to cause an adverse health effect to any person.

(c) Liabilities. The Company is not aware of any fact or circumstance which could reasonably be expected to result in any material environmental liability to the Company.

2.12 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract containing any covenant limiting the right of the Company or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business;

(iii) any Contract that provides for the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets or equity interests, not in the ordinary course of business;

(iv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on the Company; and

(v) any Contract related to severance arrangements or payments or accelerated vesting upon or in connection with a change in control.

(b) Schedule. Section 2.12(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound as of the date hereof, other than those Company Material Contracts which have been filed with the Company SEC Reports.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract.

2.13 Fairness Opinion. The Company’s Board of Directors has received an opinion from Aquilo Partners, Inc., dated as of August 31, 2006, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as it is available.

2.14 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the definitive proxy statement to be filed by the Company with the SEC (the “Proxy Statement”), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

2.15 Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law, and any other similar Legal Requirement, will not apply to Parent or Merger Sub due to the execution, delivery or performance of this Agreement and the transactions contemplated hereby.

2.16 Financial Advisor. Except for the amounts payable to Aquilo Partners, Inc. under the agreement dated January 5, 2006 by and between the Company and Aquilo Partners, Inc., no broker, finder, financial advisor or investment bank is entitled to any fee or commission in connection with any of the transactions contemplated by this Agreement. The Company has furnished to Parent complete copies of all agreements with Aquilo Partners, Inc.

2.17 Rights Plan. Neither this Agreement nor any of the transactions contemplated by this Agreement will, directly or indirectly, result in a Triggering Event as defined in the Company’s Preferred Shares Rights Agreement dated May 29, 1998.

2.18 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

2.19 Title to Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which the Company or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or Subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of the Company and its Subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

2.20 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.21 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and has approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

2.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.23 No Negotiations. Neither the Company nor any of its officers or directors has participated in any negotiations with any 5% stockholder (or an affiliate thereof) of the Company regarding a merger, reorganization, asset sale, recapitalization or similar transaction regarding the Company within 90 days of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so incorporated, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Authority; Non-Contravention; Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or any of their respective properties, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Material Contract except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect on Parent and Merger Sub. As used in this Agreement, “Parent Material Contract” shall mean any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on Parent or Merger Sub.

(c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and antitrust and trade competition laws (including the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, the “HSR Act”), and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not reasonably be expected have a Material Adverse Effect on Parent and Merger Sub.

3.3 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of Company, the time of the Company Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.4 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or Merger Sub.

3.5 Adequate Financial Resources. Parent has, and at all times will have, adequate financial resources to pay the Merger Consideration and to comply with all of its obligations contemplated hereby.

3.6 Brokers’ and Finders’ Fees. Except as provided for in Section 7.2, neither Parent nor Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.7 Material Adverse Effect. Neither Parent nor Merger Sub has any knowledge of any Company Material Adverse Effect.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company, and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, as set provided in the Company Disclosure Letter, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, carry on its business, in all material respects, in the ordinary course and in a manner consistent with past practices, and use commercially reasonable efforts to (i) preserve intact its and each of its Subsidiaries’ present business organization, (ii) keep available the services of its present executive officers and its and each of its Subsidiaries’ key Employees, and (iii) preserve its and each of its Subsidiaries’ relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings; provided, however, that (1) the Company shall not be required to take any action pursuant to this Section 4.1 that would cause any representation or warranty of the Company set forth in this Agreement to be or become inaccurate, and (2) no failure by the Company to take any action otherwise required by this Section 4.1 shall be deemed to constitute a breach of, or inaccuracy in, any of the representations and warranties of the Company set forth in this Agreement if and to the extent that Parent shall consent to such failure in writing pursuant to this Section 4.1.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in the Company Disclosure Letter, without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than a cash dividend by a wholly owned Subsidiary of it that remains a wholly owned Subsidiary of it after consummation of such transaction, in the ordinary course of business;

(ii) Amend the terms of, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except (A) repurchases of unvested shares at cost in connection with the termination of the employment, advisory or consulting relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business after the date hereof and (B) if consented to in writing by Parent, repurchases pursuant to publicly announced repurchase programs as of the date hereof;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms; (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof; or (C) issuances of Company Common Stock upon the exercise of other options, warrants or other rights of Company outstanding on the date hereof in accordance with their present terms;

(iv) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business but in no case more than $50,000 in the aggregate for the Company and its Subsidiaries;

(vi) Enter into any joint ventures, strategic partnerships or alliances that are material to the Company;

(vii) Sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets (except for (i) sales of assets or inventory or non-exclusive license of intellectual property in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) pledges of assets pursuant to existing agreements), or take any action that would reasonably be expect to result in any damage to, destruction or loss of any material of the Company or its Subsidiaries (whether or not covered by insurance);

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, or (B) employee loans or advances made in the ordinary course of business;

(ix) Except as required by GAAP or the federal securities laws after the date hereof, make any change in its methods, policies, procedures or principles of accounting since the date of the Company Balance Sheet;

(x) Undertake any revaluation of any of the Company’s or its Subsidiaries’ assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in ordinary course of business and consistent with past practice;

(xi) Make or change any material Tax election adverse to the Company or its Subsidiaries;

(xii) Settle or compromise any claim (including any Tax claim), action or proceeding involving money damages in excess of $50,000 in any one case, except (A) in the ordinary course of business, and (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

(xiii) Except as required by Legal Requirements or Contracts currently binding on Company or its Subsidiaries, (A) increase the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee, executive officer or director of the Company, (B) make any increase in or commitment to increase any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) enter into, terminate, or amend any employment, severance, termination or indemnification agreement with any Employee, (D) make any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not materially in accordance with the existing written terms and provision of such Company Benefit Plan, (E) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, or employees, except, in each case, as may be required by applicable Legal Requirements; or (F) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Employee);

(xiv) Except as contemplated by this Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Company Stock Option Plan or authorize cash payments in exchange for any options or restricted stock granted under any of such plans;

(xv) Subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete on any of their respective businesses following the Closing;

(xvi) Grant any exclusive rights with respect to any material Intellectual Property of the Company;

(xvii) Enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in a manner adverse in any material respect to Company, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business;

(xviii) Waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(xix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee or endorse otherwise as an accommodation become responsible for any debt or obligation of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”) other than additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness of the Company outstanding as of the date hereof, and in each case, only if specifically provided for in the Company Disclosure Letter or otherwise consented to in writing by the Parent;

(xx) Except as permitted under Section 5.3, engage in any action, enter into any agreement, arrangement or transaction, or permit any of the foregoing that has or could reasonably be expected to have, an anti-takeover effect, or that otherwise would limit, delay or otherwise adversely affect, the ability of Parent to consummate the Merger, or any of the other transactions contemplated by this Agreement; or

(xxi) Agree in writing or otherwise to take any of the actions described in clauses (i) through (xix) above, or any action which could reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, the Proxy Statement relating to the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as, in the reasonable judgment of the Company, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will use all reasonably commercial efforts to respond and resolve any SEC comments to the Proxy Statement as promptly as practicable. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all changes reasonably proposed by Parent. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any such other filing. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all changes reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all changes reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other Governmental Entity, and/or mailing to the stockholders of the Company, such amendment or supplement.

(b) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by Parent, Parent shall promptly inform the Company thereof and the Company shall amend or supplement the Proxy Statement in accordance with the provisions of Section 5.1(a) above.

(c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time, the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by the Company, the Company shall promptly inform Parent and amend or supplement the Proxy Statement in accordance with the provisions of Section 5.1(a) above.

5.2 Meeting of Company Stockholders. Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with Delaware Law, the Company Charter Documents, and applicable stock exchange requirements to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement.

Nothing contained in this Section 5.2 shall prevent Company from adjourning or postponing the Company Meeting, as the case may be, if there are insufficient shares of Company Common Stock, as the case may be, necessary to conduct business at the Company Meeting.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any information in connection with an Alternative Proposal to, any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal.

(b) Unsolicited Acquisition Proposals. Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with Aquilo Partners, Inc., could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, and only if, prior to so furnishing such information or engaging in such discussions or negotiations, the Company fulfills each of the following conditions: (1) such Alternative Proposal is not attributable to a breach of this section by the Company, (2) the Company promptly (within 24 hours) gives Parent written notice of the existence of such Alternative Proposal, all of the material terms of the Alternative Proposal (including the identity of the person making the Alternative Proposal, cand the Company’s intent to either provide information or enter into discussions as the case may be), (3) the Company promptly (within 24 hours) gives Parent written notice of any amendment to the material terms of such Alternative Proposal, and (4) the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of the Confidentiality Agreement.

(c) Change of Recommendation.

(i) In response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of the Company may, at any time prior to Stockholder Approval, withdraw, modify or qualify its recommendation to the stockholders of the Company to approve and adopt this Agreement (a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to breach the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; provided, however, that prior to withdrawing, modifying or qualifying its recommendation, the Board of Directors shall give Parent three (3) business days’ notice of its intent to do so and, concurrent with a Change of Recommendation, terminate this Agreement pursuant to Section 7.1(d)(ii).

(ii) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation to the extent that the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would breach the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(iii) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(d) Alternative Proposal. As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition outside the ordinary course of business by any Person of a material portion of the assets of the Company, or (iii) the acquisition by any Person of 25% or more of the outstanding shares of Company Common Stock.

(e) Superior Proposal. As used in this Agreement “Superior Proposal” shall mean an unsolicited Alternative Proposal made by any Person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate (including the timing and likelihood of consummation of such proposal and the transaction fees associated with such Alternative Proposal), are more favorable to the Company and its stockholders from a financial perspective than the Merger, and in each case (i) is not subject to any financing contingencies, and if financing is required, such financing is then fully and unconditionally committed to the party making the Alternative Proposal and (ii) there is no condition to closing such transaction relating to the performance or completion of due diligence.

5.4 Confidentiality; Access to Information.

(a) Confidentiality. Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of May 17, 2006, between the Company and Parent (the “Confidentiality Agreement”).

(b) Access to Information. The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to the properties, contracts, commitments, books and records of the Company and its Subsidiaries and any report, schedule or other document filed or received by the Company and its Subsidiaries pursuant to the requirements of applicable Legal Requirements. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Legal Requirement; provided, further that nothing in the preceding sentence shall relieve the Company from using all reasonably commercial efforts to provide the Parent with access to summaries or portions of such information which otherwise would not be in violation of such agreements, privileges, or applicable Legal Requirements. If, in the course of any investigation pursuant to this Section 5.4(b), Parent discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute a breach, Parent covenants that it will promptly so inform the Company.

5.5 Public Disclosure. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment without prior consent of the other party, which shall not be unreasonably withheld or delayed, except as may upon the advice of counsel be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market. Parent and the Company agree to issue a joint press release announcing this Agreement.

5.6 Best Efforts; Regulatory Matters.

(a) Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals, including obtaining Necessary Consents and the consents and approvals contemplated under Section 3.2(c), from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Exchange of Information. Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than 15 days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use their respective best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use their respective best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Legal Requirement that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it receives the other party’s approval in advance (which shall not be unreasonably withheld) and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Notification. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) Regulatory Law. For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Legal Requirements, including without limitation any antitrust, competition or trade regulation Legal Requirements, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

5.7 Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8 Indemnification.

(a) Indemnity. Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of the Company or its Subsidiaries as provided in the Company Charter Documents or Subsidiary Charter Documents or in the agreements listed on Schedule 5.8 shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions in the Company Charter Documents and Subsidiary Charter Documents in effect immediately prior to the Effective Time or in the agreements listed on Schedule 5.8, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8.

(b) Insurance. For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries for the benefit of those persons who are covered by such policies with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 150% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount, and provided further that if certain elements of coverage of such directors’ and officers’ liability insurance are not being made available by national directors and officers insurance carriers after the Effective Time, the Parent (or any of its affiliates) will be required to provide such coverage. Parent may substitute therfor run-off or tail policy or endorsement policies with a reputable insurance company covering on substantially the same terms and conditions claims arising out of acts conduct occurring or prior to the Effective Time asserted with the six (6) year period after the Effective Time. The Company may elect to purchase its own run-off or tail policy or endorsement policy prior to the Effective Time and Parent shall maintain such policy and pay any deductibles payable thereon.

(c) Non-Exclusive Remedy; Third-Party Beneficiaries. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter Documents or Subsidiary Charter Documents or the Surviving Corporation, any other indemnification arrangement, Delaware Law or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d) Survival. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

5.9 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger.

5.10 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.11 Employee Matters.

(a) Company Purchase Plan. Prior to the Effective Time, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company Purchase Plan. Outstanding rights to purchase Company Common Stock will be exercised in accordance with the Company Purchase Plan, and each share of Company Common Stock purchased pursuant to such exercise will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive Merger Consideration, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 5.11(a).

(b) 401(k) Plan. To the extent requested in writing by Parent no later than five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plan”). If Parent provides such notice to the Company in accordance with the immediately preceding sentence, Parent shall receive from the Company prior to the Effective Time evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan, effective no later than the date immediately preceding the Closing Date.

(c) Certain Employee Benefits. Parent shall use reasonable efforts to provide to the employees of the Company and its Subsidiaries benefit plans, programs and arrangements that are substantially comparable, in the aggregate to the benefit plans, programs and arrangements of the Company and its Subsidiaries in existence immediately prior to the Closing Date, including without limitation any vacation, sick, personal time off, severance, medical, dental retention plans or programs. Employees of the Company and its Subsidiaries will be granted service credit for all service with the Company and/or its Subsidiaries (except to the extent that such service credit will result in a duplication of benefits) under each employee benefit plan, program or arrangement of Parent, including without limitation any vacation, sick, personal time off, severance, retention plans or programs (but excluding any equity compensation plans), in which such employees are eligible to participate for purposes of eligibility and vesting. If employees become eligible to participate in a medical, dental or vision plan of Parent or its Affiliates, Parent shall use reasonable efforts to cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or vision plans maintained or contributed to by the Company and (ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation. Parent shall assume all obligations under the Company’s 2006 Management Incentive Plan, shall pay not less than two-thirds of the Bonus Pool amount of $267,000, provided that the Company meets or exceeds 95% of the revenue target under such plan.

5.12 Expenses. If the Merger is consummated, Parent shall pay the fees and expenses set forth on Schedule 5.12 of the Company Disclosure Letter. The parties acknowledge that the legal fees and expenses set forth on Schedule 5.12 only represent a good faith estimate as of the date hereof, and the Company shall supplement or update Schedule 5.12 to reflect any changes to such legal fees actually incurred at normal hourly rates and expenses immediately prior to the consummation of the Merger. If the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that:

(a) the Company and Parent shall each pay half of all fees and expenses, other than attorneys’ and accountants’ fees and expenses incurred in relation to the printing and filing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto), unless the Merger is not consummated due to a failure of a condition set forth in Section 6.3, due to a Change of Recommendation, or due to a material breach of this Agreement by the Company, in which case such fees and expenses shall be paid by the Company, or unless the Merger is not consummated due to a failure of a condition set forth in Section 6.2 or due to a material breach of this Agreement by Parent, in which case such fees and expenses shall be paid by Parent.

(b) the Company and Parent shall each pay half of the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), unless the Merger is not consummated due to a failure of a condition set forth in Section 6.3, due to a Change of Recommendation, or due to a material breach of this Agreement by the Company, in which case such fees and expenses shall be paid by the Company, or unless the Merger is not consummated due to a failure of a condition set forth in Section 6.2 or due to a material breach of this Agreement by Parent, in which case such fees and expenses shall be paid by Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals identified in Section 6.1(c) of the Company Disclosure Letter required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained (together with expiration or early termination of the waiting period under the HSR Act, the “Required Regulatory Approvals”).

6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent on the Closing Date (it being understood that any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an executive officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company on the Closing Date (it being understood that any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded); provided, however, that the Representations and Warranties set forth in Section 2.2, as qualified by Section 2.2 of the Company Disclosure Letter, shall be true and correct in all respects except for immaterial errors due solely to inadvertent clerical error. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(c) Certificate. Parent shall have received a certificate in the form agreed to between the parties as of the date hereof (or as subsequently amended) and signed on behalf of the Company by both the CEO and CFO of the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or before January 15, 2007 (the “End Date”); provided, however, the Company cannot terminate this Agreement pursuant to this Section 7.1(b)(i) if it has not held the Company Meeting.

(ii) (A) any Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (B) any Governmental Entity of competent authority located in a jurisdiction where either Parent or the Company have substantial revenues or operations shall have issued an injunction, judgment or order or taken any other action prohibiting the consummation of the Merger and such injunction, judgment, order or other action is or shall have become final and nonappealable (a “Restraint”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations under Section 5.6 (subject to the limitations contained therein); or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided in each case the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date.

(c) by Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, however, that prior to any termination pursuant to this Section 7.1(c)(i), (A) Parent shall deliver written notice to the Company no fewer than 10 days prior to the date of termination stating Parent’s intention to terminate this Agreement pursuant to Section 7.1(c)(i) and the basis for such termination, and (B) if such breach, inaccuracy or failure to perform is cured by Company prior to the end of the 10-day cure period, the Parent shall not terminate this Agreement pursuant to this Section 7.1(c)(i); provided that the Company continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if it shall have materially breached this Agreement);

(ii) if the Company’s Board of Directors engages (or resolves to engage) in a Change of Recommendation; or

(iii) if the Company Meeting is not called and held by the End Date.

(d) by the Company:

(i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.2; provided, however, that prior to any termination pursuant to this Section 7.1(d)(i), (A) the Company shall deliver written notice to Parent no fewer than 10 days prior to the date of termination stating the Company’s intention to terminate this Agreement pursuant to Section 7.1(d)(i) and the basis for such termination, and (B) if such breach, inaccuracy or failure to perform is cured by Parent prior to the end of the 10-day cure period, then the Company shall not terminate this Agreement pursuant to this Section 7.1(d)(i) provided that Parent continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if it shall have materially breached this Agreement); or

(ii) in connection with a Change of Recommendation.

Termination pursuant to this Section 7.1 shall be effected by giving written notice to that effect by the party seeking termination. In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.4(a) and the provisions of Sections 7.2 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

7.2 Fees and Expenses Upon Termination. If this Agreement is terminated:

(a) by either the Company or Parent in accordance with Section 7.1(b)(iii), then the Company shall pay to Parent a fee of $200,000 upon such termination;

(b) by Parent in accordance with Section 7.1(c)(ii) or by the Company in accordance with Section 7.1(d)(ii), then the Company shall pay to Parent a fee of $550,000 to Parent upon such termination;

(c) by Parent in accordance with Section 7.1(c)(i), and if and only if the Company’s breach, inaccuracy, or failure to perform was primarily attributable to its own act or omission (“Controlled Breach”), then the Company shall pay to Parent a fee of $300,000 to Parent upon such termination, provided, however, that a Controlled Breach shall be presumed to have occurred hereunder, unless the Company provides Parent during the applicable cure periods with documents conclusively supporting the absence of a Controlled Breach; or

(d) by Parent in accordance with 7.1(c)(iii), if any definitive agreement providing for a Qualifying Transaction shall have been entered into within twelve (12) months after the End Date, then the Company shall pay to Parent a fee of $550,000 upon the closing of such Qualifying Transaction. A “Qualifying Transaction” shall mean any Alternative Proposal assigning an enterprise value to the Company in excess of $18.3 million and that is not a proposal primarily for capital raising purposes.

In no event shall the Company be required to pay more than one fee pursuant to this Section 7.2 and after payment in full of any such fee, neither the Company nor Parent (including Merger Sub) shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective stockholders, provided that nothing herein shall release any party from liability for intentional breach or fraud.

7.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law or in accordance with the rules of The Nasdaq Stock Market requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.4 Extension; Waiver. At any time prior to the Effective Time, either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Genetix Group plc

Queensway, New Militon, Hampshire

BH25 5NN, United Kingdom

Attention: Chief Executive Officer

Telephone No.: 44 (1425) 624600

Telecopy No.: 44 (1425) 624733

with copies to (which shall not constitute notice):

Greenberg Traurig, LLP

1900 University Avenue, 5th Floor

East Palo Alto, California 94303

Attention: Harold DeGraff, Esq.

Telephone No.: (650) 328-8500

Telecopy No.: (650) 328-8508

(b)	if to the Company, to:

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134

Attention: Chief Executive Officer

Telephone No.: (408) 719-6400

Telecopy No.: (408) 719-6401

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: David J. Saul, Esq.

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. The term “business day” means a day other than a Saturday, Sunday or other day in which banks located in New York, New York is required or authorized not to open for business.

(b) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with a Person, means any change, event, violation, inaccuracy, circumstance, occurrence, state of facts, development or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such Person taken as a whole with its Subsidiaries or (ii) materially impede the authority of such Person to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or is reasonably likely to be, a Material Adverse Effect on any Person: (A) any Effect resulting from the announcement or pendency of the Merger, (B) any Effect that results from changes affecting any of the industries in which such Person operates generally or the United States economy generally (which changes in each case do not disproportionately affect such Person in any material respect), (C) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such Person in any material respect), or (D) any Effect out of war, terrorist activities or the commencement of hostilities against any country, political subdivision or faction to the extent that such conditions do not have a materially disproportionate impact on the Company or its Subsidiaries relative to the industries in which the Company or its Subsidiaries conduct business.

(c) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended, whether express or implied, to confer upon any other Person any legal or equitable rights, benefits or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.8.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each party hereby waives any requirement to post a bond in connection with any such proceeding.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent may assign this Agreement to any affiliate of Parent solely in furtherance of its tax planning strategy upon prior written notice to the Company but without prior approval so long as Parent remains ultimately liable for any breach of its representations, warranties and covenants under this Agreement. Further, the Company expressly agrees to execute and deliver such instruments and do and perform such other acts and things as may be reasonable and desirable for effecting the assignment of this Agreement by Parent to an affiliate pursuant to the terms of this Section 8.10. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GENETIX GROUP PLC

By:	/s/ Mark Reid
Name:	Mark Reid
Title:	Chief Executive Officer

ALPINE MERGER CORPORATION

By:	/s/ Mark Reid
Name:	Mark Reid
Title:	President and Chief Executive Officer

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Name:	Robin Stracey
Title:	Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

ANNEX B

August 31, 2006

Board of Directors

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of Applied Imaging Corp. (the “Company”) of the Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of August 31, 2006 (the “Merger Agreement”), among the Company, Genetix Group plc (the “Acquiror”), and an indirect, wholly owned subsidiary of the Acquiror (“Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $3.06 in cash (the “Consideration”). The terms and conditions are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed the Merger Agreement and certain related agreements each dated as of August 31, 2006 and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company, provided to or discussed with us by the Company and have discussed with the management of the Company the business and prospects of the Company. We have also considered certain financial and stock market data of the Company and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other similar business combinations. We have also reviewed the Company’s projected cash burn rate and availability of capital, which was prepared and provided to us by the Company’s management. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

August 31, 2006

We have acted as financial advisor to the Company in connection with the Merger. We will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

This opinion is solely for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, or any other party. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Aquilo Partners, Inc. (“Aquilo Partners”) or any of its affiliates be made by the Company or any of its affiliates, without the prior written consent of Aquilo Partners.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

AQUILO PARTNERS, INC.

By:	/s/ Brian Polzak
Brian Polzak
Managing Partner

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW—APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPLIED IMAGING CORP.

SPECIAL MEETING OF STOCKHOLDERS

November 15, 2006

10:00 a.m. Local Time

120 Baytech Drive

San Jose, California 95134

The undersigned stockholder of Applied Imaging Corp. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated October 10, 2006, and hereby appoints Robin Stracey and Terence Griffin, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Special Meeting of Stockholders of Applied Imaging Corp. to be held on November 15, 2006, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

By voting your proxy, you revoke all prior proxies and appoint Robin Stracey and Terence Griffin, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

There are three ways to vote. Your telephone or Internet vote authorizes the proxy holder to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12 p.m. (CT) on November 14, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/aicx/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on November 14, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Applied Imaging Corp., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

The Board of Directors Recommends a Vote FOR the following:

1.	To adopt the Agreement and Plan of Merger, dated as of August 31, 2006, among Genetix Group plc (“Genetix”), a corporation organized under the laws of the United Kingdom, Alpine Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Genetix, and Applied Imaging Corp.

☐  FOR                            ☐  AGAINST                            ☐  ABSTAIN

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Address Change? Mark Box ☐	Indicate changes below:	Date

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL IN THIS PROXY; AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Signature(s) In Box

When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.